Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and among

ULTRA ELECTRONICS DEFENSE, INC.

RFI CORPORATION

and

DGT HOLDINGS CORP.

June 6, 2012

TABLE OF CONTENTS

Page

Article I. DEFINITIONS		1
1.1	Definitions	1
1.2	Construction	11

Article II. THE PURCHASE; CLOSING		12
2.1	Sale and Transfer of the Acquired Assets	12
2.2	Excluded Assets	13
2.3	Assumed Liabilities	14
2.4	Excluded Liabilities	14
2.5	The Closing	15
2.6	The Purchase Price	17
2.7	Adjustments to Purchase Price	17
2.8	Escrow Amount	19
2.9	Escrow Release	20
2.10	Non-Assignability of Acquired Assets	20

Article III. REPRESENTATIONS AND WARRANTIES OF DGT AND THE SELLER		21
3.1	Organization, Qualification, and Corporate Power	21
3.2	[Intentionally Omitted]	22
3.3	Authorization of Transaction; Enforceability	22
3.4	Noncontravention	22
3.5	Title to Tangible Assets	23
3.6	Subsidiaries	23
3.7	Financial Statements	23
3.8	Events Subsequent to Most Recent Fiscal Quarter End	23
3.9	Legal Compliance; Permits	24
3.10	Tax Matters	25
3.11	Real Property	26
3.12	Intellectual Property	27
3.13	Contracts	28
3.14	Government Contracts	31
3.15	Litigation	35
3.16	Employees	36
3.17	Employee Benefits	37
3.18	Environmental, Health, and Safety Matters	40
3.19	Brokers’ Fees	41
3.20	No Undisclosed Liabilities	41
3.21	Sufficiency of Assets	41
3.22	Accounts Receivable	41
3.23	Inventory	41
3.24	Insurance	41
3.25	Certain Payments	42
3.26	Relationships with Related Persons	43

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3.27	Customers and Suppliers	43
3.28	Product Warranties	43
3.29	Export/Foreign Corrupt Practices Act	43
3.30	Clearances	45
3.31	No Debarment or Suspension – Export	45
3.32	No Present Intent to Liquidate or Distribute Cash	45

Article IV. REPRESENTATIONS AND WARRANTIES OF PURCHASER		45
4.1	Organization and Qualification	46
4.2	Financing	46
4.3	Authorization of Transaction; Enforceability	46
4.4	Noncontravention	46
4.5	Consents	46
4.6	Brokers’ Fees	47
4.7	Proceedings; Conflicts	47
4.8	Due Diligence Investigation	47
4.9	Representations of DGT and the Seller	47

Article V. COVENANTS		47
5.1	Non-Competition	47
5.2	Confidentiality; Non-Solicitation	48
5.3	Certain Tax Matters	50
5.4	Conduct of Business by the Seller Prior to the Closing Date	51
5.5	No Solicitation by DGT and the Seller; No Change of Board Recommendation	53
5.6	Agreement to Cooperate; CFIUS; Novation and Assignment of Contracts	55
5.7	Access to Information	62
5.8	Preparation of the Proxy Statement; Stockholder Meeting	63
5.9	Notification of Certain Matters; Supplemental Disclosure	64
5.10	People’s United Bank	65
5.11	Financial Information	65
5.12	Bulk Sales Laws	65
5.13	Employees and Employee Benefits	65
5.14	Further Assurances	67
5.15	Retention of and Access to Records	67

Article VI. CONDITIONS TO OBLIGATION TO CLOSE		67
6.1	Conditions to Obligation of the Purchaser	67
6.2	Conditions to Obligation of DGT and the Seller	69

Article VII. INDEMNIFICATION		70
7.1	Survival of Representations, Warranties, Covenants and Agreements	70
7.2	Indemnification by DGT and the Seller	71
7.3	Indemnification by Purchaser	72
7.4	Limitations	73
7.5	Indemnification Procedures	73
7.6	Effect of Knowledge	74

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Article VIII. TERMINATION		75
8.1	Termination	75
8.2	Effect of Termination	76

Article IX. MISCELLANEOUS		78
9.1	Press Releases and Public Announcements	78
9.2	No Third Party Beneficiaries	78
9.3	Entire Agreement	78
9.4	Succession and Assignment	78
9.5	Counterparts	78
9.6	Headings	78
9.7	Notices	78
9.8	Governing Law; Jurisdiction	80
9.9	Amendments and Waivers	80
9.10	Severability	80
9.11	Expenses	80
9.12	Interpretation	80
9.13	Incorporation of Exhibits and Schedules	80

Exhibits
Exhibit A – Form of Escrow Agreement
Exhibit B – Form of Lease
Exhibit C – Form of Bill of Sale and Assignment
Exhibit D – Form of Assumption Agreement
Exhibit E – Form of Domain Name Assignment
Exhibit F – Form of Copyright Assignment
Exhibit G – Form of Trademark Assignment
Exhibit H – Form of Transition Services Side Letter

iii

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is entered into on June 6, 2012 by and among Ultra Electronics Defense, Inc., a Delaware corporation (the “Purchaser”), RFI Corporation, a Delaware corporation (the “Seller”), and DGT Holdings Corp., a New York corporation (“DGT”).  The Purchaser, the Seller and DGT are referred to collectively herein as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, the Seller is engaged in the design, manufacture and sale of electromagnetic interference products for military and civil aerospace applications (the “Business”);

WHEREAS, the Seller is a wholly-owned subsidiary of DGT; and

WHEREAS, the Parties desire that the Seller sell, transfer, assign, convey and deliver to the Purchaser substantially all of the assets, properties and rights of the Seller which relate to the Business (other than the Excluded Assets (as defined below)), and that the Purchaser purchase, acquire and accept the same, subject to the assumption by the Purchaser of the liabilities and obligations described below, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I.
DEFINITIONS

1.1           Definitions.

“Accounts Receivable” has the meaning set forth in Section 3.22.

“Acquisition Proposal” has the meaning set forth in Section 5.5(a).

“Acts” has the meaning set forth in Section 5.6(d)(ii)(D)(5).

“Affiliate” of a Person, means with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such Person.  For purposes of this definition, control of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Acquired Assets” has the meaning set forth in Section 2.1.

“Agreement” has the meaning set forth in the preamble.

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Auditor” has the meaning set forth in Section 2.7(a)(ii).

“Awarded Contracts” has the meaning set forth in Section 5.6(d)(iii)(E).

“Balance Sheet” means the Seller’s unaudited balance sheet as of July 30, 2011.

“Basket” has the meaning set forth in Section 7.4(b).

“Bid” means any quotation, bid or proposal made by the Seller which, if accepted or awarded, would lead to a Contract with any Governmental Authority or any other Person, including a prime contractor or a higher tier subcontractor to any Governmental Authority, for the design, manufacture or sale of products or the provision of services by the Seller.

“Bill of Sale and Assignment” has the meaning set forth in Section 2.5(b)(i).

“Bulk Sales Laws” has the meaning set forth in Section 5.12.

“Business” has the meaning set forth in the first recital clause above.

“Business Accounts Receivable” has the meaning set forth in Section 2.1(c).

“Business Contracts” has the meaning set forth in Section 2.1(d).

“Business Day” means any day, excluding Saturday, Sunday and any other day on which commercial banks in New York are authorized or required by law to close.

“Business Intellectual Property” has the meaning set forth in Section 2.1(f).

“Business Inventory” has the meaning set forth in Section 2.1(b).

“Business Tangible Property” has the meaning set forth in Section 2.1(a).

“CAS” has the meaning set forth in Section 3.14(h).

“Cash” means the aggregate amount of the Seller’s cash in hand or credited to any banking, financial, lending or similar institution.  “Cash” shall also include checks payable to the Seller which have not either cleared or been cashed, but only to the extent such checks are fully paid and not dishonored, and shall be reduced by the amount of checks of the Seller which have not cleared or been cashed.

“CFIUS” means the Committee on Foreign Investment in the United States.

“Claim Amount” has the meaning set forth in Section 2.9.

“Claim Notice” has the meaning set forth in Section 2.9.

“Closing” has the meaning set forth in Section 2.5(a).

“Closing Cash Consideration” has the meaning set forth in Section 2.6(b).

“Closing Date” has the meaning set forth in Section 2.5(a).

“COBRA” has the meaning set forth in Section 3.16(e).

“Code” means the Internal Revenue Code of 1986, as amended.

“Competing Business” means the design, manufacture and sale of electromagnetic interference products for military and civil aerospace applications.

“Confidentiality Agreement” has the meaning set forth in Section 5.2(c).

“Continuing Employees” means all of the employees of the Seller (including employees who are absent due to vacation, family leave, disability, military or other approved leave of absence) as of the Closing Date other than those individuals identified on Schedule 1.1.

“Contract” means any agreement, arrangement, contract, obligation, commitment, promise undertaking, license, lease, note, mortgage or other instrument (whether written or oral and whether express or implied) that is legally binding.

“Contract Documents” has the meaning set forth in Section 5.6(d)(ii)(D)(4).

“Contemplated Transactions” means the purchase and sale of the Acquired Assets and the other transactions contemplated under this Agreement and under any other agreement, certificate, document or writing delivered in connection with or arising out of this Agreement or the Closing.

“Controlled by” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the power to direct the voting of sufficient securities or other interests to elect a majority of the directors or to control the management of a Person, by contract or otherwise.

“Copyright Assignment” has the meaning set forth in Section 2.5(b)(iii).

“Customer Agency” means any direct contracting authority of any federal, state or local government.

“DDTC” means the Directorate of Defense Trade Controls, Department of State.

“DGT Board Recommendation” has the meaning set forth in Section 5.5(b).

“DGT Change of Board Recommendation” has the meaning set forth in Section 5.5(d).

“DGT Material Adverse Effect” or “DGT Material Adverse Change” means any effect, change or circumstance that individually or in the aggregate with other effects, changes or circumstances is or could reasonably be expected to be, materially adverse to the business, assets, results of operations or condition (financial or otherwise) of DGT, taken as a whole, or to the ability of DGT to consummate timely the transactions contemplated hereby.

“DGT Notice of Superior Proposal” has the meaning set forth in Section 5.5(d).

“DGT Stockholders Approval” has the meaning set forth in Section 6.1(e).

“DGT Stockholders Meeting” has the meaning set forth in Section 5.8(a).

“Employee Plan” has the meaning set forth in Section 3.17(a).

“Environment” shall mean any surface or subsurface physical medium or natural resource, including air, land, soil, surface waters, ground waters, stream and river sediments, biota and any indoor area, surface or physical medium.

“Environmental, Health, and Safety Requirements” shall mean any Legal Requirement or Order concerning public health and safety, worker health and safety, and pollution or protection of the Environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 3.17(a).

“Escrow Agent” means Continental Stock Transfer & Trust Company.

“Escrow Agreement” has the meaning set forth in Section 2.8.

“Escrow Amount” has the meaning set forth in Section 2.8.

“Escrow Release Date” has the meaning given in Section 2.9.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Contracts” has the meaning set forth in Section 2.2(d).

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“Exon-Florio” means the Exon-Florio Amendment to the Defense Production Act of 1950, as amended, and the rules and regulations promulgated thereunder.

“Export Control Laws” has the meaning set forth in Section 3.29(a).

“Facilities” shall mean any real property, leaseholds, or other interests currently or formerly owned or operated by the Seller and any buildings, plants or structures currently or formerly owned or operated by the Seller, including the Seller Owned Real Property.

“Facility Security Clearance” or “FCL” has the meaning set forth in the NISPOM.

“FAR” has the meaning set forth in Section 3.14(h).

“FCPA” shall mean the Foreign Corrupt Practices Act of 1977, as amended.

“Final Closing Balance Sheet” has the meaning set forth in Section 2.7(a)(i).

“Final Net Working Capital” has the meaning set forth in Section 2.7(a)(ii).

“Financial Statements” has the meaning set forth in Section 3.7.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Government” has the meaning set forth in Section 5.6(d)(i)(A).

“Governmental Authority” means any:

(a)	nation, state, county, city, town, village, district, or other jurisdiction of any nature;

(b)	U.S. Federal, state, local, municipal, foreign, or other government;

(c)	governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

(d)	multi-national organization or body; or

(e)	body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Governmental Authorization” means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement.

“Government Contract” means any prime contract, subcontract, facility contract, teaming agreement or arrangement, joint venture, basic ordering agreement, letter contract, purchase order, delivery order, task order, Bid, change order, arrangement or other commitment of any kind that (a) is currently active in performance, (b) has been active in the past but has not been closed after receiving final payment or (c) has been active in performance during the five (5) year period prior to the date hereof, between the Seller and (x) any Governmental Authority, (y) any prime contractor to any Governmental Authority or (z) any subcontractor with respect to any contract described in clause (x) or (y).

“Hazardous Substances” shall mean any substance, material, waste or mixture classified or otherwise characterized under Environmental, Health and Safety Requirements as hazardous, dangerous, infectious, toxic, a pollutant, a contaminant or any similar denomination, and including petroleum, petroleum products, petroleum-derived substances, radioactive materials, polychlorinated biphenyls, lead-based paint, radon, urea formaldehyde, friable asbestos or any materials containing friable asbestos, and mold.

“Indemnification Escrow Amount” has the meaning set forth in Section 2.8.

“Indemnified Party” has the meaning set forth in Section 7.5(a).

“Indemnifying Party” has the meaning set forth in Section 7.5(a).

“Intellectual Property” means all of the following in any jurisdiction throughout the world:  (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents (including, without limitation, utility patents, design patents, industrial designs, plant patents, inventors’ certificates and utility models), patent applications (including docketed patent disclosures awaiting filing, reissues, divisions, continuations, continuations-in-part and extensions), and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate, business and product names, Internet domain names, social media accounts (including but not limited to Facebook, Twitter, Tumblr, and Linkedin) together with login and password information, and rights in the telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists and profiles, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including source code, executable code, data, databases, and related documentation), (g) all advertising and promotional materials, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium).

“ITAR” means the International Traffic in Arms Regulations.

“Inventory” means all raw materials, work-in-process, finished goods and merchandise, spare parts, packaging materials and other supplies related thereto.

“July 2011 Net Working Capital” means $2,333,000.

“Knowledge” means, with respect to the Seller, the actual knowledge of any of the following individuals (without independent investigation):  John J. Quicke, Mark A. Zorko, Annette DiGorga, Roy Torzullo, Kevin Henn and Oleg Kolomiyeta.

“Lease” means the lease in the form attached as Exhibit B hereto.

“Legal Requirement” means all foreign, federal, state and local statutes, laws, ordinances, regulations, rules, resolutions, orders, tariffs, determinations, writs, injunctions, awards (including, without limitation, awards of any arbitrator), judgments and decrees applicable to the specified Person and to the businesses and assets thereof (including, without limitation, laws relating to the protection of classified information; the sale, leasing, ownership or management of real property; employment practices, terms and conditions, and wages and hours; building standards, land use and zoning; and safety, health and fire prevention; and environmental protection).

“Liabilities” means any direct or indirect liability, indebtedness, obligation, deficiency, penalty, assessment, fine, claim, cause of action or other loss, damage, fee, cost, expense or responsibility of any kind or nature whatsoever, whether asserted or unasserted, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued or unaccrued, absolute or contingent, known or unknown, and whether due or to become due and regardless of when asserted.

“Lien” means any mortgage, pledge, lien, encumbrance, charge, security interest, claim, community property interest, condition, equitable interest, option, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership other than (a) mechanic’s, materialmen’s, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

“Loss(es)” of a Person means any and all losses, liabilities, damages, claims, awards, judgments, costs, expenses, fines, fees, deficiencies, interest, judgments, amounts paid in settlement and penalties (including the costs of reasonable investigation and defense, and reasonable accountants’ and reasonable attorneys’ fees) suffered or incurred by such Person (including, without limitation, in connection with any action brought or otherwise initiated by such Person); provided, that Losses shall not include punitive damages (except to the extent such damages are recovered by a third party in any third party actions that are subject to indemnification hereunder) and shall not be calculated based upon a multiple of profits or similar financial metric.  In addition, for purposes of determining Losses with respect to Section 7.2(a), (d), (e) or (f), Losses attributable to the continued operation of the business of the Seller following the Closing by the Purchaser in the same manner as before the Closing (but not those attributable to pre-Closing operations) shall be excluded.

“Material Consents” has the meaning set forth in Section 6.1(f).

“Material Contracts” has the meaning set forth in Section 5.4.

“Maximum Indemnity” has the meaning set forth in Section 7.4(a).

“Net Working Capital” has the meaning set forth in Section 2.7(a)(iii).

“Net Working Capital Adjustment Amount” has the meaning set forth in Section 2.7(a)(iv).

“NISPOM” means the National Industrial Security Program Operating Manual.

“Novation Contracts” has the meaning set forth in Section 5.6(d)(i)(A).

“OCI” has the meaning set forth in Section 3.14(r).

“OFAC” has the meaning set forth in Section 3.29(a).

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Authority or by any arbitrator.

“Ordinary Course of Business” means an action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” only if:

(a)	such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

(b)
such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be authorized by the parent company (if any) of such Person; and

(c)
such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

“Other Real Property” has the meaning set forth in Section 3.18(a).

“Party” and “Parties” has the meaning set forth in the preface above.

“Pension Plan” has the meaning set forth in Section 3.17(b).

“People’s Bank Loan Agreement” means that certain loan agreement, dated as of September 1, 2010, as amended, by and among People’s United Bank, as lender, the Seller and DGT.

“Permitted Liens” means (i) those Liens set forth in Schedule 1.2, (ii) Liens reflected or adequately reserved against in the Financial Statements in accordance with GAAP, (iii) Liens for taxes and assessments not yet due and payable or that are being contested in good faith and by appropriate proceeding and which are reserved on the Seller’s financial statements in accordance with GAAP, (iv) Liens of carriers, warehousemen, mechanics and materialmen and other similar statutory Liens incurred and expected to be released in the Ordinary Course of Business, and (v) easements, rights of way, title imperfections and restrictions, zoning ordinances and other similar encumbrances affecting real property that do not materially interfere with the operation of the real property such encumbrances affect.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Authority (or any department, agency, or political subdivision thereof).

“Pre-Closing Tax Period” means (i) any taxable period ending on or before the Closing Date, and (ii) the portion through the end of the Closing Date of any Straddle Period.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Proxy Statement” has the meaning set forth in Section 5.8(a).

“Purchase Price” has the meaning set forth in Section 2.6(a).

“Purchaser Disclosure Schedules” has the meaning set forth in Article IV.

“Purchaser Indemnified Party” and “Purchaser Indemnified Parties” has the meaning set forth in Section 7.2.

“Purchase Price Adjustment Escrow Amount” has the meaning set forth in Section 2.8.

“Purchaser Representative” or “Purchaser Representatives” has the meaning set forth in Section 5.7.

“Purchaser Required Consents and Notices” has the meaning set forth in Section 4.5.

“Real Property” has the meaning set forth in Section 3.18(a).

“Related Person” means with respect to a particular individual:

(a)	each other member of such individual’s Family;

(b)	any Person that is directly or indirectly Controlled by such individual or one or more members of such individual’s Family;

(c)	any Person in which such individual or members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and

(d)	any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

(a)	any Person that directly or indirectly controls, is directly or indirectly Controlled by, or is directly or indirectly under common control with, such specified Person;

(b)	any Person that holds a Material Interest in such specified Person;

(c)	each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

(d)	any Person in which such specified Person holds a Material Interest;

(e)	any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

(f)	any Related Person of any individual described in clause (b) or (c) above.

For purposes of this definition, (a) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse and former spouses, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree, and (iv) any other natural person who resides with such individual and (b) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least 5% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 5% of the outstanding equity securities or equity interests in a Person.

“Restricted Territory” has the meaning set forth in Section 5.1.

“SDNs” has the meaning set forth in Section 3.29(b).

“SEC” has the meaning set forth in Section 3.4.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Seller Disclosure Schedules” has the meaning set forth in Article III.

“Seller Indemnified Party” and “Seller Indemnified Parties” has the meaning set forth in Section 7.3.

“Seller Material Adverse Effect” or “Seller Material Adverse Change” means any effect, change or circumstance that individually or in the aggregate with other effects, changes or circumstances is or could reasonably be expected to be, materially adverse to the business, assets, results of operations or condition (financial or otherwise) of the Seller, taken as a whole, or to the ability of the Seller to consummate timely the transactions contemplated hereby.

“Seller Owned Real Property” means the facility located at 100 Pine Aire Drive, Bay Shore, New York 11706.

“Seller Representatives” has the meaning set forth in Section 5.5(b).

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” means any corporation, limited liability company or partnership with respect to which a specified Person (or a Subsidiary thereof) owns, directly or indirectly, a majority of the common stock or other equity securities or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors or other members of the entity’s comparable governing body.

“Superior Proposal” has the meaning set forth in Section 5.5(f).

“Tangible Property” means all furniture, fixtures, equipment (including motor vehicles), computers, office equipment and apparatuses, tools, machinery,  supplies and other items of tangible personal property of every kind.

“Tax” or “Taxes” means (i) any and all taxes (whether federal, state, local or foreign), including, without limitation, income, gross receipts, profits, sales, use, occupation, value added, ad valorem, transfer, capital stock, franchise, withholding, license, customs duty, payroll, employment, unemployment, social security, disability, registration, alternative or add-on minimum, estimated, excise, escheat, stamp, or property taxes, together with any interest, penalties or additions to tax imposed with respect thereto and (ii) any obligations under any agreements or arrangements with respect to any Tax or Taxes described in clause (i) above.

“Tax Returns” means returns, reports and forms required to be filed with any Governmental Authority with respect to Taxes.

“Termination Date” has the meaning set forth in Section 8.1(b).

“Termination Fee” has the meaning set forth in Section 8.3(a).

“Third Party Claims” has the meaning set forth in Section 7.5(a).

“TINA” has the meaning set forth in Section 3.14(h).

“Trademark Assignment” has the meaning set forth in Section 2.5(b)(iv).

“Transition Services Side Letter” has the meaning set forth in Section 2.5(b)(x).

“WARN” has the meaning set forth in Section 3.16(e).

1.2           Construction.  Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender and the neuter, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement as a whole and not to any particular Article, Section or other subdivision, (iv) the terms “Article” or “Section” or other subdivision refer to the specified Article, Section or other subdivision of the body of this Agreement, (v) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” and (vi) when a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated.  All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.  When used herein, the terms “third party” or “third parties” refers to Persons other than Purchaser, the Seller or DGT.  Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires.

ARTICLE II.
THE PURCHASE; CLOSING

2.1           Sale and Transfer of the Acquired Assets.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Purchaser shall purchase and acquire from the Seller, and the Seller shall sell and transfer to the Purchaser, all of the Seller’s right, title and interest in and to the rights and assets of the Seller (but in all cases excluding the Excluded Assets), as and to the extent existing on the Closing Date (such rights and assets are hereinafter collectively referred to as the “Acquired Assets”), free and clear of all Liens other than Permitted Liens, including, without limitation:

(a)           all Tangible Property of the Seller located in, at or upon the Facilities and relating to the Business, including (i) any express or implied warranty of any item or component part thereof and all maintenance records and other documents relating thereto, and (ii) the Tangible Property set forth on Schedule 2.1(a) (the “Business Tangible Property”);

(b)          all Inventory of the Seller relating to the Business (the “Business Inventory”);

(c)          all Accounts Receivable of the Seller relating to the Business (the “Business Accounts Receivable”);

(d)          all Contracts (other than the Excluded Contracts), to which the Seller is a party and which relate to the Business (the “Business Contracts”);

(e)           to the extent transferable, all Governmental Authorizations of the Seller relating to the Business and all pending applications therefor or renewals thereof, including those set forth on Schedule 3.9(b);

(f)           all of the intangible rights and property of the Seller which relate to the Business, including all Intellectual Property used in the operation of the Business, including the Seller’s name and the items of Intellectual Property set forth on Schedule 3.12 (“Business Intellectual Property”);

(g)          all of the Seller’s claims, demands, deposits, refunds, rebates, causes of action, choses in action, rights of recovery, rights of set-off and rights of recoupment relating to the Business, other than those excluded pursuant to Section 2.2(e) and Section 2.2(f);

(h)          all prepaid charges, expenses, sums and fees of the Seller related to the Business which are included in Final Net Working Capital in accordance with Schedule 2.7(a)(iii);

(i)           all sales invoices, accounts and payable records, customer lists and sales records, and personnel records of the Seller relating to the Business (except to the extent specified in Section 2.2(h));

(j)           all rights in connection with the United Healthcare/Oxford HRA Medical Plan set forth on Schedule 3.17(a); and

(k)          all claims, if any, of the Seller against third parties relating to the Acquired Assets, whether choate or inchoate, known or unknown, contingent or non-contingent.

Notwithstanding the foregoing, for purposes of clarity, the Acquired Assets do not include any of the Excluded Assets.

2.2           Excluded Assets.  Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the following assets of the Seller (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Acquired Assets and shall remain the property of the Seller after the Closing:

(a)          all cash and cash equivalents, including checking accounts, bank accounts, lock box numbers, marketable securities, commercial paper, certificates of deposit and other bank deposits, and treasury bills;

(b)          the Seller Owned Real Property;

(c)          all insurance policies and all rights of every nature (including proceeds) under or arising out of such policies (except to the extent specified in Section 2.1(k));

(d)          all Contracts which are set forth on Schedule 2.2(d), as well as any Tax sharing agreements or similar agreements with respect to or involving the Seller (collectively, the “Excluded Contracts”);

(e)          all claims, demands, deposits, refunds, rebates, causes of action, choses in action, rights of recovery, rights of set-off and rights of recoupment to the extent relating to any of the Excluded Assets or Excluded Liabilities;

(f)           any refunds, claims for refunds, credits, abatements, carryforwards or other benefits (or rights thereto) relating to Taxes imposed on or with respect to the Business or the Acquired Assets that relate to any period, or the portion of any period, ending prior to the Closing;

(g)          the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, shares of capital stock, blank stock certificates, and other documents relating to the organization, maintenance and existence of the Seller as a corporation;

(h)          all personnel records that the Seller is required by law to retain in its possession, original books and records of the Seller, including but not limited to original copies of financial statements, journals, ledgers, correspondence, and customer records (provided that the Seller shall provide the Purchaser with copies of such records, as reasonably requested by the Purchaser, on or prior to the Closing Date or otherwise in accordance with this Agreement); and

(i)           all rights of the Seller under or pursuant to this Agreement and any other agreement entered into by the Seller in connection with the consummation of the Contemplated Transactions.

2.3           Assumed Liabilities.  Subject to the terms and conditions set forth in this Agreement, at the Closing, the Purchaser shall assume and shall agree to pay, defend, perform and discharge as and when due and performable, only the following specific Liabilities of the Seller (collectively, the “Assumed Liabilities”):

(a)           all Liabilities of the Seller (i) reflected on the Final Closing Balance Sheet as finally determined in accordance with Section 2.7(a), or (ii) which are expressly assumed by the Purchaser under the terms of this Agreement;

(b)           all Liabilities of the Seller under the Business Contracts, Governmental Authorizations and Business Intellectual Property other than (i) any Liability relating to a breach or violation by the Seller prior to the Closing Date, and (ii) any such Liabilities which relate to periods prior to the Closing Date to the extent not reflected on the Final Closing Balance Sheet;

(c)           all Liabilities of the Seller under the United Healthcare/Oxford HRA Medical Plan set forth on Schedule 3.17(a);

(d)           all Liabilities with respect to the Continuing Employees which are included in Final Net Working Capital in accordance with Schedule 2.7(a)(iii), including, but not limited to, salaries, wages, benefits, vacation pay, holiday pay, bonuses, incentive compensation and commissions;

(e)           all Liabilities relating to product liability claims for products of the Business sold by the Purchaser after the Closing; and

(f)           all Liabilities of the Seller to its customers for the repair, replacement or return of products manufactured or sold in the Ordinary Course of Business prior to or after the Closing, including the satisfaction of all warranty claims.

2.4           Excluded Liabilities.  Other than the Assumed Liabilities, the Purchaser shall not assume or otherwise be responsible for any other Liabilities of the Seller (collectively, the “Excluded Liabilities”).  DGT and/or the Seller shall pay, perform and discharge the Excluded Liabilities.  Without limiting the foregoing, Excluded Liabilities shall mean every Liability of the Seller other than the Assumed Liabilities including, without limitation:

(a)           any Liabilities of the Seller arising out of or relating to the operation of the Business prior to the Closing Date which are neither (i) fully reflected on the Final Closing Balance Sheet as finally determined in accordance with Section 2.7, nor (ii) expressly assumed by the Purchaser under the terms of this Agreement;

(b)           any and all Liabilities in respect of the Seller Owned Real Property (other than Liabilities of the Purchaser under the Lease), except to the extent the Seller can demonstrate that any such Liabilities result from actions taken by the Purchaser in the operation of the Business on the Seller Owned Real Property (and not from the fact that the Purchaser will be an operator of the Real Property pursuant to any applicable Environmental, Health and Safety Requirements) following the Closing Date;

(c)           any Liability of the Seller with respect to indebtedness for borrowed money;

(d)           any Liability of the Seller or DGT under this Agreement or under any other agreement entered into by the Seller in connection with the consummation of the Contemplated Transactions;

(e)           any Liability of the Seller which relates to the Excluded Assets or any Excluded Contract;

(f)           any Liability of the Seller or DGT to any shareholder or Affiliate of the Seller or DGT;

(g)           (i) any and all Liabilities for Taxes with respect to the Acquired Assets and the Business attributable to Pre-Closing Tax Periods, (ii) any and all Liabilities for Taxes of DGT, the Seller or any of their respective Affiliates for any taxable period, and (iii) Taxes of the Seller for which the Purchaser is held liable as a transferee, successor, by operation of law or otherwise; and

(h)           any joint and several Liabilities of DGT or the Seller, if any, imposed on either of them by virtue of being a member of a controlled group of corporations within the meaning of Section 414(b) of the Code or part of a trade or business under common control within the meaning of Section 414(c) of the Code.

2.5           The Closing.

(a)           The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Kaye Scholer LLP, located at 425 Park Avenue, New York, New York 10022 (or in such other manner as the Parties may mutually determine), commencing at 10 a.m. local time on the second Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties in Article VI hereof to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the “Closing Date”).

(b)           At the Closing, the Seller shall deliver to the Purchaser:

(i)           the bill of sale and assignment in the form attached as Exhibit C hereto, executed by the Seller (the “Bill of Sale and Assignment”);

(ii)          the domain name assignment in the form attached as Exhibit E hereto, executed by the Seller;

(iii)         the copyright assignment in the form attached as Exhibit F hereto, executed by the Seller (the “Copyright Assignment”);

(iv)        the trademark assignment in the form attached as Exhibit G hereto, executed by the Seller and DGT (the “Trademark Assignment”);

(v)         such other bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance as may reasonably be requested by the Purchaser, each in form and substance reasonably satisfactory to the Purchaser, executed by the Seller;

(vi)        copies of the Material Consents;

(vii)       the certificate referred to in Section 6.1(d)(i);

(viii)      the Escrow Agreement, executed by DGT and the Escrow Agent;

(ix)         the Lease, executed by the Seller;

(x)          a side letter in respect of transition services in the form attached as Exhibit H hereto, executed by the Seller and DGT (the “Transition Services Side Letter”); and

(xi)         all other agreements or instruments expressly required under the terms of this Agreement to be delivered at the Closing by the Seller to the Purchaser.

(c)           At the Closing, the Purchaser shall deliver:

(i)           to the Escrow Agent, the initial Escrow Amount;

(ii)          to the Seller, the Closing Cash Consideration in accordance with Section 2.6(b) below;

(iii)         to the Seller, the Bill of Sale and Assignment, executed by the Purchaser;

(iv)        to the Seller, the assumption agreement in the form attached as Exhibit D hereto, executed by the Purchaser;

(v)         to the Seller, the Copyright Assignment, executed by the Purchaser;

(vi)        to the Seller, the Trademark Assignment, executed by the Purchaser;

(vii)       to the Seller, the certificate referred to at Section 6.2(d)(i) below;

(viii)      to the Seller, the Escrow Agreement, executed by the Purchaser and the Escrow Agent;

(ix)         to the Seller, the Lease, executed by the Purchaser;

(x)          to the Seller, the Transition Services Side Letter, executed by the Purchaser; and

(xi)         all other agreements or instruments expressly required under the terms of this Agreement to be delivered at the Closing by the Purchaser to the Seller.

2.6           The Purchase Price.  On the terms and subject to the conditions set forth in this Agreement, the Purchaser agrees to deliver Twelve Million Five Hundred Thousand Dollars ($12,500,000) (the “Purchase Price”) at the Closing.  The Purchase Price shall be subject to adjustment at and after Closing in accordance with Section 2.7.  The Purchase Price shall be payable as follows:

(a)           The initial “Escrow Amount” (as defined in Section 2.8 herein) shall be delivered to the Escrow Agent pursuant to the terms and conditions of Section 2.8; and

(b)           The Purchase Price minus the initial Escrow Amount (the “Closing Cash Consideration”) shall be paid at the Closing (subject to potential adjustment pursuant to Section 2.7) to the Seller and shall be payable by wire transfer of immediately available funds to such bank account or accounts as per written instructions of the Seller, given to the Purchaser at least three (3) Business Days prior to the Closing.

2.7           Adjustments to Purchase Price.

(a)           Final Adjustment.

(i)           As soon as is practicable, but in no event later than ninety (90) days after the Closing Date, the Purchaser shall prepare, or cause to be prepared, and deliver to the Seller a balance sheet of the Seller as of the opening of business on the Closing Date (the “Final Closing Balance Sheet”), together with a statement showing the calculation of the Net Working Capital of the Seller as of the Closing Date (the amount of Net Working Capital as calculated based upon the Final Closing Balance Sheet, “Final Net Working Capital”).  The Final Closing Balance Sheet shall be prepared, and the calculation of Final Net Working Capital shall be made, in accordance with GAAP (except for the absence of notes and normal year-end adjustments) and in a manner consistent with the Seller’s past accounting practices and conventions.  If (A) the Seller agrees in writing to the Final Closing Balance Sheet and the amount of Final Net Working Capital, or (B) within thirty (30) days following delivery of the Final Closing Balance Sheet, the Seller does not give the Purchaser written notice of its objection to the Final Closing Balance Sheet or the amount of Final Net Working Capital (which notice shall contain a description in reasonable detail of the basis of the Seller’s objection), then in either such case, the assets and liabilities reflected on the Final Closing Balance Sheet and the amount of Final Net Working Capital shall be used for purposes of calculating the amount of any adjustments under this Section 2.7.

(ii)          If the Seller delivers to the Purchaser a timely written notice of objection to the Final Closing Balance Sheet and/or the amount of Final Net Working Capital (which notice shall contain a description in reasonable detail of the basis of the objection and set forth the Seller’s calculation of the amount of Final Net Working Capital), then the Seller and the Purchaser shall use their respective commercially reasonable efforts to resolve any such objection.  If a final resolution is not obtained within thirty (30) days after the Purchaser has received the written notice of objection to the Final Closing Balance Sheet and/or Final Net Working Capital, the issue(s) in dispute will be submitted to J.H. Cohn LLP (or such other independent accounting firm of recognized regional standing as may be mutually selected by the Purchaser and the Seller) (the “Auditor”) for resolution.  The Purchaser and the Seller shall use their respective commercially reasonable efforts to cause the Auditor to determine as promptly as practicable, but in any event within thirty (30) days of the date on which such dispute is referred to the Auditor, (i) whether the Final Closing Balance Sheet was prepared in accordance with the provisions of this Agreement, (ii) if any mathematical errors were made in calculating the amount of Final Net Working Capital and (iii) based solely on its determinations in clause (i) and (ii) of this sentence and only with respect to the remaining disagreements submitted to the Auditor, to what extent (if any) the amount of Final Net Working Capital requires adjustment, and the Auditor shall make no other determination.  In furtherance of the foregoing, each of the Purchaser and the Seller shall furnish to the Auditor its respective calculation of the amount of Final Net Working Capital.  Each of the Parties shall bear their own respective fees and expenses in connection with the audit, and the Purchaser and the Seller shall bear that percentage of the fees and expenses of the Auditor equal to the proportion of the dollar value of the disputed issues determined in favor of the other Party.  For example, if the Seller claims that Final Net Working Capital is $10,000 greater than the amount determined by the Purchaser, and if the Auditor ultimately resolves the dispute by awarding the Seller $7,000 of the $10,000 difference, then the costs and expenses of the Auditor shall be allocated 70% (i.e., $7,000 ÷ $10,000) to the Purchaser and 30% (i.e., $3,000 ÷ $10,000) to the Seller.  The determination of the Auditor shall be final, conclusive and binding on the Parties.

(iii)         For purposes of this Agreement, “Net Working Capital” means the amount determined by (x) the sum of the line items “Accounts Receivable,” “Inventory” and “Prepayments” minus (y) the sum of the line items “Accounts Payable” and “Accrued Expenses,” all as shown on the balance sheet of the Seller as of July 30, 2011 or the Final Closing Balance Sheet, as applicable, and calculated in accordance with the methodology set forth on Schedule 2.7(a)(iii).

(iv)        At such time as the Final Closing Balance Sheet and the amount of Final Net Working Capital is finalized per the foregoing provisions, the “Net Working Capital Adjustment Amount” shall be equal to the amount, if any, by which Final Net Working Capital is less than July 2011 Net Working Capital.

(v)         Following a final determination of the Net Working Capital Adjustment Amount, if the Net Working Capital Adjustment Amount is zero, or if Final Net Working Capital is greater than July 2011 Net Working Capital, then the Purchase Price Adjustment Escrow Amount shall be disbursed by the Escrow Agent to the Seller in accordance with the terms of the Escrow Agreement.

(vi)        Following a final determination of the Net Working Capital Adjustment Amount, if the Net Working Capital Adjustment Amount is greater than zero, the Purchase Price shall be decreased by the Net Working Capital Adjustment Amount, and the Seller shall be obligated to pay the Purchaser an aggregate amount equal to the Net Working Capital Adjustment Amount, such amount to be paid from the Purchase Price Adjustment Escrow Amount in the Escrow Account in accordance with the terms and conditions of the Escrow Agreement, and, if such amount is insufficient to satisfy such payment obligation, the Seller shall be obligated to reimburse the Purchaser for the amount of any such deficiency.  In the event that there is any Purchase Price Adjustment Escrow Amount remaining in the Escrow Account following the satisfaction of any payment obligations pursuant to this Section 2.7(a), such amount shall be disbursed by the Escrow Agent to the Seller in accordance with the terms of the Escrow Agreement.  Any payment to be made by the Seller pursuant to this Section 2.7 which is in excess of the Purchase Price Adjustment Escrow Amount shall be made not later than ten (10) days following the final determination of the Final Net Working Capital, and such payment shall be made to the Purchaser by wire transfer of immediately available funds to an account designated in writing by the Purchaser.

(b)           Physical Inventory Count.  The Parties acknowledge and agree that the determination of the amount of Business Inventory (and any applicable reserves in respect thereof) to be set forth on the Final Closing Balance Sheet for purposes of calculating Final Net Working Capital shall be based upon the results of a physical count of the Business Inventory which will be conducted by the Purchaser (or a third party on behalf of the Purchaser) following the Closing, in the presence of a representative of the Seller, at those locations where such Business Inventory is located.  Such physical count shall consist of all items of Business Inventory and such physical count shall be conducted in a manner to be determined by the Purchaser to be reasonably necessary in order to allow for verification of unit quantities of Business Inventory.  The result of the numerical count of unit quantities of Business Inventory (and only the numerical count, e.g., not the valuation of the Business Inventory) shall be mutually agreed upon by the Purchaser (or a third party on behalf of the Purchaser) and the representative of the Seller.

(c)           Cooperation.  Each Party shall provide the other Party and its representatives with reasonable access to books and records relating to the Seller and its assets and relevant personnel during the preparation of the Final Closing Balance Sheet and the resolution of any disputes that may arise under this Section 2.7.

2.8           Escrow Amount.  At Closing, the Purchaser shall pay to the Escrow Agent One Million Four Hundred Eighty Seven Thousand Dollars ($1,487,000) (such initial escrow amount, or, following release of funds as contemplated herein and in the Escrow Agreement, such reduced escrow amount, as the case may be, in each case together with any and all interest and/or earnings thereon, being the “Escrow Amount”) in cash payable by wire transfer of immediately available funds for deposit in an escrow account (the “Escrow Account”) in accordance with the terms and conditions of the Escrow Agreement to be entered into by and among the Purchaser, the Seller and the Escrow Agent in the form attached hereto as Exhibit A (the “Escrow Agreement”).  Two Hundred Thirty Seven Thousand Dollars ($237,000) of the Escrow Amount (the “Purchase Price Adjustment Escrow Amount”) shall serve as security for payments of the Seller in satisfaction of adjustments to the Purchase Price pursuant to the provisions of Section 2.7(a) hereof, and shall be held and distributed by the Escrow Agent in accordance with the terms of this Agreement and the Escrow Agreement.  The remaining One Million Two Hundred Fifty Thousand Dollars ($1,250,000) of the Escrow Amount (together with any interest or earnings on the entire Escrow Amount, the “Indemnification Escrow Amount”) shall serve as security for payments in satisfaction of any Losses incurred by Purchaser Indemnified Parties under Article VII hereunder, and shall be held and distributed by the Escrow Agent in accordance with the terms and conditions of this Agreement and the Escrow Agreement.

2.9           Escrow Release.  Subject to the terms and provisions of this Section 2.9, on that date which is the eighteen month anniversary of the Closing Date (the “Escrow Release Date”), the Escrow Agent shall disburse the Escrow Amount remaining in the Escrow Account to the Seller  In the event, however, that the Seller has received, on or before the Escrow Release Date, a notice (a “Claim Notice”) submitted in good faith by the Purchaser that the Escrow Agent may be required to disburse all or a portion of the Escrow Amount (such claimed amount, the “Claim Amount”) to the Purchaser pursuant to Article VII, then the portion of the Escrow Amount subject to such Claim Notice shall continue to be held by the Escrow Agent until the Claim Amount with respect thereto has been resolved.  As soon as any dispute with respect to such Claim Amount has been resolved, the Purchaser and the Seller shall be obligated to instruct the Escrow Agent to disburse such portion of the Escrow Amount, if any, as is required to be disbursed to Purchaser pursuant to Article VII, in connection with such Claim Amount, and the Escrow Agent shall disburse the entire remaining portion of the Escrow Amount, if any, to the Seller.

2.10           Non-Assignability of Acquired Assets.  Notwithstanding anything to the contrary contained in this Agreement, to the extent that the sale, assignment, sublease, transfer, conveyance or delivery or attempted sale, assignment, transfer, conveyance or delivery to the Purchaser of any Acquired Asset (other than Novation Contracts which are subject to the provisions of Section 5.6(d)) or any claim or right or any benefit arising thereunder or resulting therefrom is prohibited by any applicable Legal Requirement or would require any governmental or third party authorizations, approvals, consents or waivers and such authorizations, approvals, consents or waivers shall not have been obtained prior to the Closing, this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or any attempted sale, assignment, transfer, conveyance or delivery, thereof.  Following the Closing, the Seller and the Purchaser shall use commercially reasonable efforts, and the Seller and the Purchaser shall cooperate with each other, to obtain promptly such authorizations, approvals, consents or waivers.  Pending such authorization, approval, consent or waiver, the Parties shall cooperate with each other in any reasonable and lawful arrangements designed to provide to the Purchaser the full rights and benefits of use of each such Acquired Asset (including enforcement for the benefit of the Purchaser of any and all rights of the Seller against any other party arising out of such Acquired Asset and, if requested by the Purchaser, acting as an agent on behalf of the Purchaser or as the Purchaser shall otherwise reasonably require, at the Purchaser’s expense) and to provide the Purchaser the benefits of the transfer of such Acquired Asset (but solely to the extent that the Purchaser receives the benefits of use of such Acquired Asset).  Once authorization, approval, consent or waiver for the sale, assignment, transfer, conveyance or delivery of any Acquired Asset not sold, assigned, transferred, conveyed or delivered at the Closing is obtained, the Seller shall assign, transfer, convey and deliver such Acquired Asset to the Purchaser at no additional cost.  To the extent that any such Acquired Asset cannot be transferred or the full rights and benefits of use of any such Acquired Asset cannot be provided to the Purchaser following the Closing despite the Seller’s use of commercially reasonable efforts in accordance with this Section 2.10, then the Purchaser and the Seller shall enter into such arrangements (including subleasing or subcontracting if permitted) to provide to the Purchaser the economic and operational equivalents, to the extent permitted, and designed to provide the Purchaser with the rights and benefits (including enforcement for the benefit of the Purchaser of any and all rights of the Seller against any other party arising out of such Acquired Asset and, if requested by the Purchaser, acting as an agent on behalf of the Purchaser or as the Purchaser shall otherwise reasonably require, at the Purchaser’s expense) of obtaining such authorization, approval, consent or waiver and the performance by the Purchaser of the obligations thereunder and the Purchaser shall direct the operations of such Acquired Assets.  With respect to the provisions of this Section 2.10, the Seller shall pay reasonably promptly to the Purchaser when received, but not later than two (2) Business Days following receipt, all income, proceeds and other monies (other than the Purchase Price) received by the Seller to the extent related to any Acquired Asset.  Notwithstanding the foregoing, none of the Purchaser, the Seller or DGT shall be required to dispose of or make any changes to its business, expend any material funds or pay any transfer or similar fees in order to comply with this Section 2.10.  In addition, in no event shall the provisions of this Section 2.l0, or actions taken pursuant to the provisions of this Section 2.10 be deemed to constitute a waiver of the closing condition set forth in Section 6.1(f) with respect to obtaining each of the Material Consents.  For the avoidance of doubt, in no event shall the Seller or DGT be required under this Agreement to make any payment or transfer fee to any third party with respect to the obtaining of any Material Consents.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF DGT AND THE SELLER

Each of DGT and the Seller, jointly and severally, make the following representations and warranties to the Purchaser, as modified by the disclosure schedules prepared by the Seller and accompanying this Agreement (the “Seller Disclosure Schedules”), and each reference to a Schedule in this Article III shall be a reference to a section of such Seller Disclosure Schedules.

3.1           Organization, Qualification, and Corporate Power.

(a)           The Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.  The Seller is duly authorized to conduct business as a foreign corporation and is in good standing under the laws of each other jurisdiction where such qualification is required, except where the lack of such qualification would not reasonably be expected to have a Seller Material Adverse Effect.  The Seller is qualified to do business as a foreign corporation in the jurisdictions set forth on Schedule 3.1(a).  The Seller has full corporate power and authority to carry on the businesses in which it is engaged as it is presently conducted and to own, operate and use the properties owned and used by it.  Schedule 3.1(a) lists the officers of the Seller.  The Seller has delivered or made available to the Purchaser correct and complete copies of the certificate of incorporation and bylaws of the Seller (each as amended to date).  The Seller is not in violation of any provision of its certificate of incorporation or bylaws.

(b)           DGT is a corporation duly organized, validly existing, and in good standing under the laws of the State of New York.  DGT is duly authorized to conduct business as a foreign corporation and is in good standing under the laws of each other jurisdiction where such qualification is required, except where the lack of such qualification would not reasonably be expected to have a DGT Material Adverse Effect.  DGT is qualified to do business as a foreign corporation in the jurisdictions set forth on Schedule 3.1(b).  DGT has delivered or made available to the Purchaser correct and complete copies of the articles of incorporation and bylaws of DGT (each as amended to date).  DGT is not in violation of any provision of its articles of incorporation or bylaws.

3.2           [Intentionally Omitted].

3.3           Authorization of Transaction; Enforceability.  The Seller has full corporate power and authority to execute and deliver this Agreement and the Escrow Agreement and to perform its obligations hereunder and thereunder, and such execution, delivery and performance has been duly authorized by all necessary corporate action,  by the Seller, including by its sole shareholder and the Seller’s board of directors, and, except for the Seller Required Consents and Notices, no other corporate actions or proceedings on the part of the Seller are necessary to authorize this Agreement, the Escrow Agreement or to consummate the Contemplated Transactions.  DGT is the record and beneficial owner of all of the outstanding capital stock of the Seller and, as the sole stockholder of the Seller, through the execution of a written consent which it has made available to the Purchaser, has irrevocably approved of the adoption, execution, delivery and performance of this Agreement by the Seller.  DGT has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and such execution, delivery and performance has been duly authorized by all necessary corporate action by DGT and, except for the DGT Stockholders Approval, no other corporate actions or proceedings on the part of DGT are necessary to authorize this Agreement, the Escrow Agreement or to consummate the Contemplated Transactions.  Assuming due authorization, execution and delivery by the Purchaser, this Agreement and the Escrow Agreement constitute legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).  Assuming due authorization, execution and delivery by the Purchaser, this Agreement constitutes legal, valid and binding obligations of DGT, enforceable against DGT in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

3.4           Noncontravention.  Except as set forth on Schedule 3.4, neither the execution and the delivery of this Agreement, nor the consummation of the Contemplated Transactions, will (a) conflict with or violate the articles or certificate of incorporation, as the case may be, or bylaws of the Seller or DGT or result in a violation of any Legal Requirement or any Order, (b) contravene, conflict with or violate any Legal Requirement applicable to the Seller or DGT or by which any of them, the Acquired Assets or any of their respective properties or assets is bound, (c) contravene, conflict with, or result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract identified or required to be identified on the Seller Disclosure Schedules, or result in the creation of any Lien on the Acquired Assets or any of the properties or assets of the Seller or DGT pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease or other instrument or obligation to which the Seller or DGT is a party or by which the Seller or DGT, or the Acquired Assets or any of their respective properties or assets is bound, or (d) other than with respect to Contracts entered into by the Seller subsequent to April 30, 2012, require the Seller or DGT to obtain any consent, notice, approval, ratification, permission, waiver, order or authorization, or registration, qualification, designation, declaration or make any filing with any third party or Governmental Authority, other than (i) the filing of a joint voluntary notice with CFIUS pursuant to Exon-Florio, and written confirmation by CFIUS of the successful completion of the review process under Exon-Florio with respect to the Contemplated Transactions, (ii) compliance with and filings under the ITAR, (iii) the consent of People’s United Bank under the People’s Bank Loan Agreement to perform the Seller’s and DGT’s obligations under this Agreement and to consummate the Contemplated Transactions or the satisfaction in full of the loan under the People’s Bank Loan Agreement, (iv) the DGT Stockholders Approval, and (v) filings required by the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”).

3.5           Title to Tangible Assets.  The Seller has good and marketable title to, or, in the case of leases and licenses, valid and subsisting leasehold interests or licenses in, all of the Acquired Assets.  The Acquired Assets are free and clear of all Liens, except Permitted Liens.

3.6           Subsidiaries.  The Seller does not have any Subsidiaries.

3.7           Financial Statements.  Schedule 3.7 attaches the following financial statements (collectively the “Financial Statements”):  (a) audited balance sheets and statements of operations as of and for the fiscal years ended August 1, 2009, July 31, 2010 and July 30, 2011 for the Seller, without notes thereto, and (b) unaudited balance sheets and statements of operations for the nine month period ended April 30, 2012, without notes thereto.  The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, subject to normal year-end adjustments for the interim statements that are not material, and present fairly the financial condition of the Seller as of such dates and the results of operations of the Seller for such periods.

3.8           Events Subsequent to Most Recent Fiscal Quarter End.  Since April 30, 2012, except as set forth on Schedule 3.8, (a) the Seller has operated its business in the Ordinary Course of Business, (b) there has not been any Seller Material Adverse Change and (c) the Seller has not  (i) issued any additional shares of capital stock or issued, sold or granted any option or right to acquire, or otherwise disposed of, any of its authorized but unissued capital stock; (ii) repurchased, retired or redeemed any shares of its capital stock; (iii) entered into any transaction with any third party outside the Ordinary Course of Business; (iv) granted any registration rights; (v) adopted or authorized any increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees; (vi) suffered damage to or destruction of or loss of any material asset or property, whether or not covered by insurance; (vii) entered into, terminated, or received notice of termination of (A) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (B) any Contract or transaction involving a total remaining commitment by or to the Seller of at least $50,000; (viii) sold (other than sales of inventory in the Ordinary Course of Business), leased, or otherwise disposed of any asset or property of the Seller or mortgaged, pledged, or suffered imposition of any Lien on any asset or property of the Seller (including any of the Acquired Assets), including the sale, lease, or other disposition of any Intellectual Property; (ix) adopted any change in the accounting methods used by the Seller; or (x) entered into any written agreement, or to the Knowledge of the Seller, any oral agreement, to do any of the foregoing.

3.9           Legal Compliance; Permits.

(a)           Except as set forth on Schedule 3.9(a):

(i)           the Seller is, and at all times since December 31, 2008, has been, in compliance in all material respects with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets; and

(ii)          the Seller has not received, at any time since December 31, 2008, any written notice or other communication, or, to the Knowledge of the Seller, any oral notice or other communication, from any Governmental Authority or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of the Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(b)           Schedule 3.9(b) contains a complete and accurate list of each Governmental Authorization that is held by the Seller or that otherwise relates to the business of, or to any of the assets owned or used by, the Seller (including the Acquired Assets).  Each Governmental Authorization listed or required to be listed on Schedule 3.9(b) is valid and in full force and effect.  Except as set forth on Schedule 3.9(b):

(i)           the Seller is, and at all times since December 31, 2008, has been, in compliance in all material respects with all of the terms and requirements of each Governmental Authorization identified or required to be identified on Schedule 3.9(b);

(ii)          the Seller has not received, at any time since December 31, 2008, any written notice or other communication, or, to the Knowledge of the Seller, any oral notice or other communication, from any Governmental Authority or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

(iii)         all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed on Schedule 3.9(b) have been duly filed on a timely basis with the appropriate Governmental Authorities, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Authorities.

The Governmental Authorizations listed on Schedule 3.9(b) collectively constitute all of the Governmental Authorizations necessary to permit the Seller to lawfully conduct and operate its businesses in the manner it currently conducts and operates such businesses and to permit the Seller to own and use its assets in the manner in which it currently owns and uses such assets.

3.10         Tax Matters.

(a)           All Tax Returns for all periods ending on or before the Closing Date that are or were required to be filed by, or with respect to, the Seller, either separately or as a member of an affiliated group of corporations, have been or will be filed on a timely basis in accordance with the laws, regulations and administrative requirements of each Governmental Authority.  All such Tax Returns were, when filed, and continue to be, true, correct and complete in all material respects.  The Seller has timely paid, or made provision for the payment of, all Taxes that have or may become due for all periods ending on or before the Closing Date, including, without limitation, all Taxes reflected on its Tax Returns or in any assessment, proposed assessment, or notice, either formal or informal, received by DGT, the Seller, or any affiliated party with respect to any of them.

(b)           All Tax Returns that have been filed by or with respect to, the Seller (either separately or as a member of an affiliated group of corporations) through the taxable year ending December 31, 2007 have been audited or are closed by the applicable statute of limitations.

(c)           Schedule 3.10(c) lists all Tax Returns filed with respect to the Seller for taxable periods ended on or after December 31, 2007, that have been audited, and indicates those Tax Returns that currently are the subject of audit.  The Seller has delivered or made available to the Purchaser correct and complete copies of all examination reports, and statements of deficiencies assessed against or agreed to by the Seller since December 31, 2007.

(d)           The Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency.

(e)           The Seller is not a party to any Tax allocation or sharing agreement.

(f)           The charges, accruals and reserves with respect to Taxes on the books of the Seller are adequate in all material respects.  All Taxes that the Seller is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the appropriate Governmental Authority.  All Taxes that may later become due and payable with respect to any period ending on or before the Closing Date for the Seller will be paid by the Seller, without any reimbursement or contribution by the Purchaser.

(g)           There are no liens with respect to Taxes upon any of the properties or assets, real or personal, tangible or intangible, of the Seller (except for Taxes not yet due).

(h)           No property owned by the Seller is property that the Seller is or will be required to treat as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately before the enactment of the Tax Reform Act of 1986, or is “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(i)           The Seller has not agreed to nor is required to make any adjustment pursuant to Section 481(a) of the Code.  The IRS has not proposed any adjustment or change in accounting method with respect to the Seller.  The Seller does not have an application pending with any Taxing Authority requesting permission for any change in accounting method.

(j)           The Seller does not own an interest in any (i) domestic international sales corporation as defined in section 992(a) of the Code, (ii) controlled foreign corporation as defined in Section 957(a) of the Code, or (iii) passive foreign investment company as defined in Section 1297(a) of the Code.

(k)           The Seller is not a party (other than as an investor) to any industrial development bond.

(l)             During the previous two years the Seller has not engaged in any exchange under which the gain realized on such exchange was not recognized due to Section 1031 of the Code.

(m)           None of the property owned or used by the Seller is subject to a lease other than a “true” lease for federal income tax purposes.

(n)           The Seller has not entered into any reportable transactions within the meaning of Treasury Regulation Section 1.6011-4(b).

(o)           The Seller is not a party to any deferred intercompany transaction that will be restored (pursuant to the Section 1502 regulations) and will result in income or loss to the Seller due to the consummation of the transactions contemplated hereby.

(p)           The Seller has disclosed on its U.S. federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of U.S. federal income Tax within the meaning of Code Section 6662.

(q)           The Seller will not be required to include any item of income or gain in, or be required to exclude any item of deduction or loss from, any period ending after the Closing Date as a result of any (i) closing or similar agreement with any Governmental Authority, (ii) installment sale or open transaction, (iii) election under Section 108(i) of the Code or (iv) prepaid amount received prior to the Closing Date.

(r)           No written claim has been made by any Governmental Authority in a jurisdiction where the Seller does not file a Tax Return that the Seller is or may be subject to Tax in that jurisdiction.

3.11         Real Property.

(a)           The Seller does not own any real property other than the Seller Owned Real Property.

(b)           Schedule 3.11(b) sets forth a true and complete list of all leases, subleases, licenses and other agreements (collectively, the “Real Property Leases”) under which the Seller uses or occupies, has the right to use or occupy, or leases the right to use or occupy, now or in the future, any real property.  The Seller is not obligated as a tenant, sub-tenant or guarantor of any such obligation under any lease, sublease, license or other agreement except the Real Property Leases.

(c)           True and complete copies of (i) all leases, contracts, licenses and permits pertaining to the land, buildings, and other improvements covered by the Real Property Leases which are in the possession of the Seller or DGT and (ii) all instruments, agreements and other documents evidencing, creating or constituting encumbrances thereon which are in the possession of the Seller or DGT have been delivered or made available to the Purchaser.

3.12         Intellectual Property.

(a)           The Seller owns or has the right to use pursuant to a license, agreement, or permission all Intellectual Property necessary for the operation of the businesses of the Seller as presently conducted.  Each item of Intellectual Property owned or used by the Seller immediately prior to the Closing hereunder will be owned or available for use by the Purchaser on identical terms and conditions immediately subsequent to the Closing hereunder.

(b)           To the Knowledge of the Seller, the Seller has not infringed upon any Intellectual Property rights of third parties.  The Seller has not received any written complaint, claim, demand, or notice, or, to the Knowledge of the Seller any oral complaint, claim, demand, or notice, alleging any such infringement (including any claim that the Seller must license or refrain from using any Intellectual Property rights of any third party).  To the Knowledge of the Seller, no third party has infringed upon any Intellectual Property rights of the Seller.  To the Knowledge of the Seller, none of the Intellectual Property of the Seller is used or available for use by any Person other than the Seller, except pursuant to agreements identified in Schedule 3.12(b).  The Seller has made available for review all such arrangements to the Purchaser.

(c)           Schedule 3.12(c) identifies each patent, copyright, or trademark registration which has been issued to the Seller with respect to any of the Seller-owned Intellectual Property and identifies each pending patent application or application for registration which the Seller has made with respect to any of the Seller-owned Intellectual Property.  The Seller has delivered or made available to the Purchaser for review correct and complete copies of all such registrations and/or applications (as amended to date).  Schedule 3.12(c) also identifies each trade name, domain name, unregistered copyright, or unregistered trademark used by the Seller in connection with any of its businesses as currently conducted.  With respect to each item of Intellectual Property owned or used by the Seller and required to be identified in Schedule 3.12(c):

(i)           to the Knowledge of the Seller, the Seller possesses all right, title, and interest in and to the item, free and clear of any Lien;

(ii)         the item is not subject to any outstanding injunction, judgment, order, decree, or ruling; and

(iii)         no action, suit, proceeding, hearing, complaint, claim is pending or, to the Knowledge of the Seller, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item.

(d)           Except for off-the-shelf software and/or information technology or communication devices, Schedule 3.12(d) identifies each item of third-party Intellectual Property that the Seller uses pursuant to license, agreement, or permission.  With respect to each item of Intellectual Property required to be identified in Schedule 3.12(b) or Schedule 3.12(d) and which is subject to a license, agreement or permission:

(i)           to the Knowledge of the Seller, the license, agreement, or permission covering the item is legal, valid, binding and enforceable by the Seller against all other parties thereto, and in full force and effect;

(ii)          to the Knowledge of the Seller, the license, agreement, or permission will continue to be legal, valid, binding and enforceable by the Seller against all other parties thereto, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

(iii)         to the Knowledge of the Seller, no party to the license, agreement, or permission is in breach or default thereunder; and

(iv)        the Seller has made available to the Purchaser for review all such licenses, agreements and/or permissions.

(e)           All royalties, license fees, charges and other amounts payable by, on behalf of, or for the account of, the Seller in respect of any Intellectual Property are reflected in the Financial Statements or will be reflected on the books of the Seller as of the Closing Date, as applicable.

(f)           Since December 31, 2008, there has not been any claim, demand or Proceeding brought or, to the Knowledge of the Seller, threatened, which in any such case (i) challenged the rights of the Seller in respect of any Intellectual Property owned or used by the Seller, (ii) asserted that the Seller was infringing or otherwise in conflict with, or required to pay any royalty, license fee, charge or other amount with regard to, any Intellectual Property owned or used by the Seller, or (iii) claimed that any default existed under any agreement or arrangement listed on Schedules 3.12(b) or 3.12(d) with regard to any Intellectual Property owned or used by the Seller.  None of the Intellectual Property owned or used by the Seller and set forth in Schedules 3.12(b), 3.12(c) and 3.12(d) is subject to any outstanding Order by or with any court, arbitrator, or administrative agency, or has been the subject of any litigation or, to the Knowledge of the Seller, threatened claim or litigation, within the last five (5) years, whether or not resolved in favor of the Seller.

3.13         Contracts.  Schedule 3.13 lists the following contracts and other agreements (other than Government Contracts) to which the Seller is a party as of April 30, 2012:

(a)           any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $10,000 per annum;

(b)           any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a material loss to the Seller, or involve consideration in excess of $25,000;

(c)           any agreement concerning a partnership or joint venture;

(d)           any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, or under which it has imposed a Lien on any of its assets, tangible or intangible;

(e)           any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

(f)            any agreement for the employment of any Continuing Employee on a full-time, part-time, or other basis, or any consulting agreement, in any such case providing annual compensation in excess of $50,000 or providing severance benefits;

(g)           any agreement under which it has advanced or loaned any amount to any of its directors, officers or employees outside the Ordinary Course of Business;

(h)           any agreement (or group of agreements) that was not entered into in the Ordinary Course of Business or involves expenditures (including capital expenditures) or consideration in excess of $25,000;

(i)             any lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other agreement affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $10,000 and with terms of less than one year);

(j)             any licensing agreement or other similar agreement with respect to patents, trademarks, copyrights, or other Intellectual Property;

(k)           any agreements with current or former employees, consultants, or contractors regarding the appropriation or non-disclosure of any of the Intellectual Property;

(l)             any collective bargaining agreement or other similar agreement to or with any labor union or other employee representative of a group of employees;

(m)           any agreement containing covenants that in any way purport to restrict the business activity of the Seller or any Affiliate of the Seller or limit the freedom of the Seller or any Affiliate of the Seller to engage in any line of business or to compete with any Person;

(n)           any power of attorney that is currently effective and outstanding;

(o)           any agreement entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by the Seller to be responsible for consequential damages;

(p)           any written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by the Seller other than in the Ordinary Course of Business;

(q)           any agreement containing off-set rights or obligations; and

(r)           any written amendment, modification or supplement, or to the Knowledge of the Seller, any oral amendment, modification or supplement, in respect of any of the foregoing.

The Seller has made available to the Purchaser a correct and complete copy of each written agreement listed in Schedule 3.13 (as amended to April 30, 2012) and a written summary setting forth the terms and conditions as of April 30, 2012 of each oral agreement referred to therein.  With respect to each such agreement:  (A) subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), the agreement is legal, valid, binding and enforceable against the Seller and against all other parties thereto, and is in full force and effect; (B) except as set forth on Schedule 3.13 and subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), the agreement will continue to be legal, valid, binding and enforceable against the Seller and all other parties thereto, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; and (C) the Seller is in compliance in all material respects with the agreement, and to the Knowledge of the Seller, each other party is in compliance in all material respects with the agreement.

The Seller has not given to or received from any other Person who is a counterparty to any such agreement, at any time since December 31, 2008, any written notice or other communication, or, to the Knowledge of the Seller, any oral notice or other communication, regarding any actual, alleged, possible, or potential violation, termination or cancellation for convenience or breach of, or default under, any agreement identified or required to be identified on Schedule 3.13.

Except for the People’s Bank Loan Agreement (for which DGT and the Seller shall (x) obtain the consent of People’s United Bank under the People’s Bank Loan Agreement to perform their respective obligations under this Agreement and to consummate the Contemplated Transactions or (y) satisfy in full the loan under the People’s Bank Loan Agreement at or prior to Closing, in either such case without any residual liability to the Seller), the Seller does not have indebtedness for borrowed money other than borrowings and refinancings in the Ordinary Course of Business.

Except as set forth on Schedule 3.13, no officer, director, agent, employee, consultant, or contractor of the Seller is bound by any agreement that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to (A) engage in or continue any conduct, activity, or practice relating to the business of the Seller as presently conducted or (B) assign to the Seller or to any other Person any rights to any invention, improvement, or discovery.

3.14         Government Contracts.

(a)           Schedule 3.14(a) sets forth a complete and accurate list of (i) all Government Contracts that are in effect as of April 30, 2012, and (ii) all outstanding Bids for Government Contracts as of April 30, 2012 for which an award has not been issued.

(b)           Except as set forth in Schedule 3.14(b), (i) the Seller has complied in all material respects with all Legal Requirements applicable and pertaining to each Government Contract and each Bid for a Government Contract (or in any certificate, statement, list, schedule or other documents submitted or furnished in connection with the foregoing); (ii) all facts set forth in or acknowledged by the Seller in any disclosure statements, representations, warranties or certifications made by the Seller with respect to any Government Contract or Bid for a Government Contract were correct, current and complete in all material respects as of their submission date; (iii) no termination for convenience, termination for default, cure notice or show cause notice is currently in effect, has been issued, or, to the Knowledge of the Seller, has been threatened, with respect to any Government Contract or Bid for a Government Contract; (iv) no cost incurred or invoice rendered by the Seller pertaining to any Government Contract is currently being questioned or challenged by any Governmental Authority or any other Person, has been disallowed by any Governmental Authority or has been or now is, the subject of an investigation; (v) no amount of money due to the Seller, under any Government Contract or Bid for a Government Contract has been withheld or set off or, to the Knowledge of the Seller, been threatened to be withheld or set off, nor has any claim been made to withhold or set off money; and (vi) all invoices and claims, including requests for progress payments and provisional cost payments, submitted by the Seller to any Governmental Authority with respect to any Government Contract or Bid for a Government Contract were correct and complete in all material respects as of their submission date.

(c)           Except as set forth in Schedule 3.14(c), (i) there have not been and there currently do not exist any outstanding written claims or requests, or, to the Knowledge of the Seller, any oral claims or requests, for equitable adjustment against the Seller by any Governmental Authority or by any prime contractor, higher or lower tier subcontractor, vendor or other third party arising under or relating to any Government Contract or Bid for a Government Contract; and (ii) the Seller has not received notice of, and to the Knowledge of the Seller, there has not been and do not exist, any material outstanding disputes between the Seller and any Governmental Authority under the Contract Disputes Act of 1978 (as amended) or any other Legal Requirement, or between the Seller and any prime contractor, higher or lower tier subcontractor, vendor or other third party arising under or relating to any Government Contract or Bid for a Government Contract.

(d)           Neither the Seller nor any of its predecessors, partners, principals or officers has nor has any employee, consultant, agent, vendor or supplier of the Seller, been debarred, suspended or excluded from participation in the award of any Government Contract or for any reason listed on the “General Services Administration’s Excluded Parties List System” (or similar listing).  To the Knowledge of the Seller, no debarment, suspension or exclusion proceeding has been initiated against the Seller or any of its predecessors, partners, principals, officers, employees, consultants, agents, vendors or suppliers in the past seven (7) years.

(e)           Except as set forth in Schedule 3.14(e), the Seller has not received any written documentation relating to any audits, investigations, lawsuits, subpoenas, administrative proceedings, mediations or arbitrations, and, to the Knowledge of the Seller, there have been no (and there are no pending) audits, investigations, lawsuits, subpoenas, administrative proceedings, mediations or arbitrations, in any such case involving or related to the Seller or any of its partners, principals, directors, officers, agents, consultants or employees with respect to an alleged or potential violation of a contract requirement or Legal Requirement or regulation pertaining to any Government Contract, since the date five (5) years prior to the date of this Agreement.

(f)           The Seller has not made any written disclosure or, to the Knowledge of the Seller, any oral disclosure, to any agency of the United States government or other customer or prime contractor or higher-tier subcontractor, pursuant to any voluntary disclosure agreement or the FAR mandatory disclosure provision (FAR 9.406-2, 9.407-2 and 52.203-13), related to any suspected, alleged or possible violation of a contract requirement or violation of Legal Requirements with respect to any Government Contract.

(g)           The pricing, cost accounting, estimating, procurement and other systems relating to all Government Contracts have been properly disclosed in all material respects to the U.S. Government to the extent required by Legal Requirement or regulation or the terms of any Government Contract.

(h)           The Seller’s accounting system has complied in all material respects with the requirements, as applicable, of the Federal Acquisition Regulation (“FAR”) and Federal Cost Accounting Standards (“CAS”). The Seller has not received any written reports or, to the Knowledge of the Seller, any oral reports, resulting from financial audits or other investigations by officials of any U.S. Governmental Authority of the Seller’s Government Contracts (past or present) that conclude that the Seller engaged in overcharging or other defective pricing practices or in other practices in violation of the FAR.  General and administrative costs associated with the Seller’s Government Contracts, including, but not limited to, real property rental costs, comply in all material respects with allowability and allocability requirements under the FAR and the CAS.  Except as set forth on Schedule 3.14(h), the Seller has not received written documentation in respect of any financial audits or other investigations and, to the Knowledge of the Seller, there are no financial audits or other investigations, in each case by U.S. Government officials of the Seller’s Government Contracts (past or present) on-going or completed and awaiting issuance of a report.  The Seller has complied in all material respects with the Truth in Negotiations Act (“TINA”) and has not failed to make any disclosures required under TINA that could reasonably be expected to result in a defective pricing claim against the Seller.  Furthermore, all certifications and representations made by the Seller in connection with any proposal, bid or award process for Government Contracts were true, correct and complete in all material respects when made.

(i)           All representations, certifications and statements executed, acknowledged or submitted by or on behalf of the Seller to a governmental agency, prime contractor or higher-tier subcontractor in connection with any Government Contract (or change or modification thereto) since that date which is three years prior to the date hereof, including (but not limited to) any statements made in connection with the Procurement Integrity Law, 41 U.S.C. § 423, the Lobbying Disclosure Act of 1995, 2 U.S.C. § 1601-1612, the Byrd Amendment, 31 U.S.C. § 1352, and their associated implementing regulations, were and still are complete and correct in all material respects.

(j)           To the Knowledge of the Seller, there is no Bid or Contract proposal made by the Seller that, if accepted or entered into, would reasonably be expected to result in a financial loss to the Seller.

(k)           The Seller has complied in all material respects with all U.S. Government laws, regulations and compliance programs applicable to its Government Contracts, including but not limited to those involving the Anti-Kickback Act, Contract Works Hours and Safety Standards Act, Davis-Bacon Act, Walsh-Healy Public Contracts Act, equal opportunity, affirmative action, drug-free workplace, procurement integrity, government contracts, security clearances, export controls, small business and minority subcontracting, voluntary disclosure of government procurement laws and regulations, Foreign Corrupt Practices Act, payment of sales commissions to and reporting of the use of foreign selling agents, and lobbying laws and regulations.  The Seller has complied in all material respects with all record retention requirements contained in the FAR, the Government Contracts and all other U.S. Government laws, regulations and compliance programs applicable to the Government Contracts.

(l)           Except as set forth on Schedule 3.14(l), as of April 30, 2012, the Seller has not been awarded any Government Contracts currently in effect and under which services are currently being performed or required to be performed under small business programs as defined in Part 19 of the FAR or any other Government contracting preference programs, such as are available to minority, veterans or women owned businesses.

(m)           No Government Contracts have funding limits which have been exceeded or which are likely to be exceeded in order to complete the contract work.  To the Knowledge of the Seller, no Government Contracts which are fixed price contracts will be completed at a loss.

(n)           With regard to Government-furnished property provided to the Seller pursuant to Government Contracts:

(A)        The Seller’s inventory, accounting and physical security systems for controlling Government-furnished property, equipment and fixtures which are loaned, bailed, leased or otherwise furnished to the Seller, comply in all material respects with all Legal Requirements;

(B)         The Seller has not received any and, to the Knowledge of the Seller, there are no reports arising from audits or investigations of the Seller’s inventory, accounting, maintenance and physical security systems for controlling Government-furnished property, equipment and fixtures in the possession of the Seller and its subcontractors and vendors which have led or could reasonably be expected to lead to any claim, damages, penalty, assessment, recoupment of payment, disallowance of any cost or any material adjustment of direct or indirect rates applied to Government Contracts;

(C)         To the Knowledge of the Seller, the Seller has no financial liability to any Governmental Authority for the condition or accounting of any U.S. Government property, equipment and fixtures which are loaned, bailed, leased or otherwise furnished to the Seller and its subcontractors and vendors; and

(D)         Concurrently with the Closing, the Seller will continue to be vested with all rights, title, interest and authority to use all of the U.S. Government property in the possession of the Seller and its subcontractors and vendors to the same degree as the Seller immediately prior to the Closing.

(o)           To the Knowledge of the Seller, there are no Organizational Conflicts of Interest (“OCI”) within the meaning of FAR Subpart 9.5 or agency procurement regulations on any Government Contract to which the Seller, or its directors, managers, officers, employees, agents or consultants are a party.  To the Knowledge of the Seller, the consummation of the Contemplated Transactions will not result in any potential OCI.

(p)           To the Knowledge of the Seller, the Seller has complied in all respects with all Legal Requirements relating to the hiring of former U.S. Government employees.

(q)           As of April 30, 2012, the Seller is not manufacturing or delivering goods to the U.S. Government, or performing services for the U.S. Government, other than pursuant to written Government Contracts listed on Schedule 3.14(a) hereto.

(r)           The Seller is not registered, nor is it required to be registered, with the Bureau of Alcohol, Tobacco and Firearms as an importer of U.S. Munitions Import List articles.

(s)           Except as set forth on Schedule 3.14(s), as of April 30, 2012, the Seller is not subject to any forward pricing rate agreements.

(t)           The Seller is not a party to any classified Government Contract.

(u)           Except as set forth in Schedule 3.14(u), none of the current Government Contracts or Bids for Government Contracts are subject to termination by a Governmental Authority solely as a result of the execution of this Agreement.

(v)           Except as set forth in Schedule 3.14(v), neither the Seller nor DGT has credible evidence of a violation of federal criminal law involving the fraud, conflict of interest, bribery, or gratuity provisions found in Title 18 of the U.S. Code, a violation of the civil False Claims Act (31 U.S.C. §§ 3729-3733) or a significant overpayment (other than overpayments resulting from contract financing payments as defined in FAR 32.001) in connection with the award, performance, or closeout of any Government Contract.  For purposes of this clause, the definitions and guidance found in 73 Fed. Reg. 67064 shall apply.

(w)           The terms and phrases in this Section 3.14 shall have the meaning set forth in the Federal Acquisition Regulation, codified at Title 48 Code of Federal Regulations, or other applicable Legal Requirement.

3.15         Litigation.

(a)           Except as set forth on Schedule 3.15(a), there are no pending Proceedings:

(i)           that have been commenced by or against the Seller since December 31, 2008 or that otherwise relate to or may affect the business of, or any of the assets owned or used by, the Seller; or

(ii)           that challenge, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated hereby.

To the Knowledge of the Seller, no such Proceeding has been threatened.  The Seller has made available to Purchaser copies of all pleadings, correspondence, and other documents relating to each Proceeding listed on Schedule 3.15(a).

(b)           Except as set forth on Schedule 3.15(b):

(i)           there is no Order to which the Seller, or any of the assets owned or used by the Seller, is subject; and

(ii)           no officer, director, agent, or employee of the Seller is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of the Seller.

(c)           Except as set forth on Schedule 3.15(c):

(i)           the Seller is, and at all times since December 31, 2008, has been, in compliance in all material respects with the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject; and

(ii)           the Seller has not received, at any time since December 31, 2008, any written notice or other communication, or, to the Knowledge of the Seller, any oral notice or other communication, from any Governmental Authority or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which the Seller, or any of the assets owned or used by the Seller, is or has been subject.

3.16         Employees.

(a)           To the Knowledge of the Seller, no executive officer, manager or group of employees of the Seller has informed the Seller or DGT of any plans to terminate their employment with the Seller or to decline employment to be offered by the Purchaser at or following the Closing, generally or as a result of the Contemplated Transactions.

(b)           The Seller is not a party to or bound by any collective bargaining agreement.  To the Knowledge of the Seller, there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Seller.  The Seller has not been engaged in any unfair labor practice and there is (i) no unfair labor practice charge or complaint pending against the Seller or, to the Knowledge of the Seller, threatened against the Seller before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Seller, or to the Knowledge of the Seller, so threatened, (ii) no strike, labor dispute, slow down or work stoppage pending against the Seller or, to the Knowledge of the Seller, threatened against the Seller, and (iii) no union representation question, petition or proceeding existing with respect to the employees of the Seller.

(c)           Schedule 3.16 sets forth the following:  a true, complete and accurate list of each employee, independent contractor or consultant of the Seller, his or her date(s) of hire by the Seller, position and title (if any), current rate of compensation (including bonuses, commissions and incentive compensation, if any), and in the case of an employee, whether such employee is hourly or salaried, whether such employee is exempt or non-exempt, the number of such employee’s accrued sick days and vacation days, whether such employee is absent from active employment and, if so, the date such employee became inactive, the reason for such inactive status and, if applicable, the anticipated date of return to active employment.  The Purchaser has been provided a copy of all W-2 forms distributed to each such employee with respect to compensation received from the Seller in the 2011 tax year.  Except as disclosed in Schedule 3.16, the Seller has no unsatisfied or unaccrued liability to any previously terminated employee or independent contractor.  The Seller has disclosed all written employee handbooks, policies, programs and arrangements to the Purchaser.

(d)           All Continuing Employees are employees at will (and the Contemplated Transactions shall not otherwise affect such at will status) or otherwise employed such that the Seller may lawfully terminate their employment at any time, with or without cause, without creating any cause of action against the Seller or otherwise giving rise to any liability of the Seller for wrongful discharge, breach of contract or tort or any other similar cause at law or in equity except where such termination of employment would be in violation of state public policies or state law (including antidiscrimination laws) and except for any rights under the Seller’s severance policies.  A true and correct copy of any form of non-competition, non-solicitation or confidentiality agreement currently in force with any of the employees or consultants of the Seller, and any variances therefrom, has been delivered to the Purchaser.

(e)           The Seller has complied in all material respects with all applicable laws, rules and regulations relating to labor or labor relations or employment, including, without limitation, any provisions thereof relating to equal employment opportunity, wages, hours, overtime regulation, employee safety, immigration control, drug testing, termination pay, vacation pay, fringe benefits, collective bargaining and the payment and/or accrual of the same and all Taxes, insurance and all other costs and expenses applicable thereto, and neither DGT nor the Seller is liable for any arrearage, or any Taxes, costs or penalties for failure to comply with any of the foregoing.  Without limiting the generality of the foregoing, neither DGT nor the Seller has incurred a violation of Part 6 of Subtitle B of Title I of ERISA (“COBRA”) or other applicable state insurance continuation law.  No COBRA or other state insurance continuation law violation exists or will exist with respect to any employees of the Seller prior to and including the Closing Date, nor will any such violation occur as a result of the sale of the business contemplated by this Agreement.  As of the Closing Date, the Seller will not be an enterprise subject to the Worker Adjustment and Retraining Notification Act or any similar state or local law (collectively referred to as “WARN”) and the Seller will not incur liabilities, penalties or other charges under WARN.

(f)           Each person whom the Seller has retained as an independent contractor qualifies or qualified as an independent contractor and not as an employee of the Seller under the Code and all applicable state laws.  Except as set forth on Schedule 3.16, in and of itself, neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions shall cause the Seller to be in breach of any agreement with any employee, contractor or consultant of the Seller or cause the Seller to be liable to pay any severance or other amount to any employee, contractor or consultant of the Seller.

(g)           No charge or complaint of employment discrimination or other similar charge or complaint has been made against the Seller during the last three (3) years, or is pending or, to the Knowledge of the Seller, threatened, nor, to the Knowledge of the Seller, is there any basis for any such allegation, charge or complaint.

3.17         Employee Benefits.

(a)           For purposes of this Agreement, the term “Employee Plans” means (i) all employee benefit plans as defined in Section 3(3) of ERISA; (ii) all other pension, retirement, group insurance, severance pay, deferred compensation, excess or supplemental benefit, vacation, stock, stock option, equity-based compensation, phantom stock, fringe benefit and incentive plans, contracts, schemes, programs, funds, commitments, or arrangements of any kind; and (iii) all other plans, contracts, schemes, programs, funds, commitments, or arrangements providing money, services, property, or other benefits, formal or informal, qualified or nonqualified, funded or unfunded, and including any that have been frozen, which pertain to any employee, former employee, director, officer, shareholder, member, manager, consultant, or independent contractor of the Seller or any ERISA Affiliate of the Seller and (i) to which the Seller or any ERISA Affiliate of the Seller is or has been a party or by which any of them is or has been bound or (ii) with respect to which the Seller has made any payments or contributions since December 31, 2008 or (iii) to which the Seller may otherwise have any liability either directly or by virtue of the liability of an ERISA Affiliate (including any such plan or arrangement formerly maintained by the Seller or any ERISA Affiliate of the Seller).  All Employee Plans are listed and briefly described in Schedule 3.17(a).  For purposes of this Agreement, “ERISA Affiliate” shall mean any corporation or other business entity that is included in a controlled group of corporations within which the Seller is also included, as provided in Section 414(b) of the Code; or which is a trade or business under common control with the Seller, as provided in Section 414(c) of the Code; or which constitutes a member of an affiliated service group within which the Seller is also included, as provided in Section 414(m) of the Code; or which is required to be aggregated with the Seller pursuant to regulations issued under Section 414(o) of the Code.  All ERISA Affiliates are listed in Schedule 3.17(a).

(b)           Each Employee Plan is in compliance in all material respects with its terms and with ERISA and other applicable laws (including, without limitation, compliance with the health care continuation requirements of COBRA and the deferred compensation rules and withholding requirements set forth in Section 409A of the Code), and with any applicable collective bargaining agreement and all other agreements and instruments applicable to any Employee Plan.  Schedule 3.17(b) sets forth each former employee of the Seller entitled to COBRA benefits and the remaining period of such benefits.  The Seller and each applicable ERISA Affiliate of the Seller have received favorable determination letters as to the qualification under the Code of each pension plan, as defined in Section 3(2) of ERISA (“Pension Plan”) or the Plan is a master or prototype plan which may properly rely on the applicable opinion or advisory letter for such plan, and there have been no amendments or other developments since the date of such determination letters which would cause the loss of such qualified status that could not be addressed either by self correction or a filing under the Employee Plans Compliance Resolution System, in either such case without penalty or other material obligation to the Seller.  No material violation of ERISA has occurred in connection with the administration of any of the Employee Plans, and there are no actions, suits, or claims (other than routine, non-contested claims for benefits) pending or, to the Knowledge of the Seller, threatened against the Employee Plans, or any administrator or fiduciary thereof, which could result in any liability.  Each Employee Plan can be terminated within thirty days, without payment of any additional contribution or amount and, except as otherwise mandated by ERISA or the Code, without the vesting or acceleration of any benefits promised by such Employee Plan.

(c)           The Seller and ERISA Affiliates of the Seller have heretofore delivered to the Purchaser true and complete copies of all present Employee Plan texts and insurance contracts including any amendments thereto (including descriptions of vacation, severance pay, sickness, and separation policies), and all applicable summary plan descriptions and summaries of material modifications.

(d)           Neither the Seller nor any of its employees, shareholders, or directors have engaged in any transaction in connection with which any of them would be subject either to a civil penalty assessed pursuant to Section 502 of ERISA or a tax imposed by Section 4975 of the Code.  The execution, delivery and performance of this Agreement will not involve any non-exempt prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

(e)           None of the assets of any of the Employee Plans is or has been invested in any property constituting employer real property or any employer security within the meaning of Section 407(d) of ERISA.

(f)           No Pension Plan or trust created under any such Pension Plan has, since December 31, 2001, been subject to Title IV of ERISA or Section 412 of the Code, nor has the Seller or any ERISA Affiliate of the Seller participated in any multiemployer plan, as defined in Section 3(37) of ERISA.

(g)           Full payment has been fully made or adequately provided for, or will be made or adequately provided for, on the books and consolidated financial statements of Seller with respect to:  (i) all amounts and premiums which the Seller and any ERISA Affiliate of the Seller are required, under the terms of all Employee Plans, to have paid as contributions to such Employee Plans as of the last day of the most recent fiscal year prior to the date of this Agreement and the Closing Date and (ii) all pro rata amounts which the Seller and any ERISA Affiliate of the Seller are required to pay as contributions to each such Employee Plan for the fiscal year that includes the date hereof and the Closing Date.

(h)           The execution, delivery and performance of this Agreement will not (i) constitute a stated triggering event under any Employee Plan or employment agreement that will result in any payment (whether of severance pay or otherwise) becoming due to any employee of the Seller, (ii) accelerate the time of payment or vesting or increase the amount of compensation due under any Employee Plan or employment agreement, (iii) cause any individual to accrue or receive additional benefits, service or accelerated rights to payment of benefits under any Employee Plan or employment agreement, or (iv) directly or indirectly cause the Seller to transfer or set aside any assets to fund or otherwise provide for benefits for any individual.

(i)           The Seller does not provide nor has it at any time since December 31, 2001, provided, coverage under any welfare benefit plan, as defined under Section 3(1) of ERISA (including, but not limited to, life insurance, disability, medical, dental, prescription drugs, or accidental death or dismemberment) to any of its retirees, other than any continuation or conversion coverage which any such retiree may have purchased at his or her own expense.

(j)           With respect to every group health plan (as defined in Section 5000 of the Code and Section 607 of ERISA) maintained by or contributed to by the Seller, neither the Seller nor any of its officers, directors, employees or agents has engaged in any action or failed to act in such a manner that, as a result of such act:  (x) the ability of the Seller to deduct contributions to such a plan would be materially impaired, or (y) the ability of any employee of the Seller to exclude from income for federal income tax purposes employer-provided benefits under such a plan would be materially impaired.  Neither the Seller nor any of its officers, directors, employees or agents has engaged in any action or failed to act in any manner that would subject the Seller to liability under the Medicare Secondary Payor Provisions of Section 1862(b) of the Social Security Act, Section 5000 of the Code or the Health Insurance Portability and Accountability Act of 1996 and the rules and regulations promulgated thereunder.

(k)           There have been no statements, either written or oral, or communications made or materials provided to any employee or former employee of the Seller by any authorized person that provide for or could reasonably be construed as an enforceable contract or promise by the Seller to provide for any pension, welfare, or other insurance-type benefits to any such employee or former employee, whether before or after retirement, other than benefits under the Employee Plans.

(l)           No services are provided to the Seller by any “leased employee,” as that term is defined under Section 414(n) of the Code.

(m)           The Seller does not provide any benefits to its employees through a “multiple employer welfare arrangement,” as defined in Section 3(40)(A) of ERISA.

3.18         Environmental, Health, and Safety Matters.  Except as set forth on Schedule 3.18:

(a)           To the Knowledge of the Seller, the Seller Owned Real Property during the last ten (10) years is, and, at all times during the last ten (10) years, the Seller’s ownership or operation of such Seller Owned Real Property have been, in compliance in all respects with, and not in violation in any respect of, Environmental, Health and Safety Requirements.  The Seller and any real property currently or formerly owned, leased or occupied by the Seller or any predecessor of the Seller, other than the Seller Owned Real Property (the “Other Real Property”; and together with the Seller Owned Real Property, the “Real Property”) are, and at all times during the Seller’s ownership or operation of such Other Real Property have been, in compliance in all material respects with, and not in violation in any material respect of, Environmental, Health and Safety Requirements.

(b)           During the last ten (10) years, the Seller has been and is in compliance in all material respects with the terms and conditions of all permits or authorizations required by applicable Environmental, Health and Safety Requirements for its operations and has submitted any required renewal applications.

(c)           During the last ten (10) years, the Seller has not received any written notice, report or other information, or, to the Knowledge of the Seller, oral notice, report or other information, regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to the Seller or the Real Property arising under Environmental, Health, and Safety Requirements.

(d)           There are no written claims, citations, directives or Orders relating to Hazardous Substances or Environmental, Health and Safety Requirements pending against the Seller, and, to the Knowledge of the Seller, no claims, citations, directives or Orders relating to Hazardous Substances or Environmental, Health and Safety Requirements have been threatened against the Seller, by any Governmental Authority or other Person.

(e)           During the last ten (10) years, neither DGT nor the Seller has caused, nor, to the Knowledge of the Seller, during the last ten (10) years has there been a release of Hazardous Substances at or from, and there are no Hazardous Substances present in the Environment at, the Seller Owned Real Property, which may result in liability for the Seller under any Environmental, Health and Safety Requirements.  There has been no release of Hazardous Substances at or from, and there are no Hazardous Substances present in the Environment at, the Other Real Property or at any other property or location to which the Seller or any predecessor has transported or arranged for the transportation of Hazardous Substances (other than the Seller Owned Real Property), which may result in liability for the Seller under any Environmental, Health and Safety Requirements.

(f)           The Seller has delivered to the Purchaser true and complete copies of any (x) reports, studies, analyses or tests possessed or initiated within the last ten (10) years by the Seller or (y) correspondence or other documents initiated within the last ten (10) years by the Seller, in each case pertaining to Hazardous Substances or its compliance with or liability under Environmental, Health and Safety Requirements.

3.19         Brokers’ Fees.  Neither DGT nor the Seller has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Contemplated Transactions.

3.20         No Undisclosed Liabilities.  Except as set forth on Schedule 3.20, since January 31, 2012, the Seller has not incurred any liabilities that are of a nature that would be required to be disclosed on a balance sheet of the Seller prepared in conformity with GAAP, other than (a) liabilities under this Agreement relating to or in connection with the transactions contemplated hereby or (b) liabilities similar to those identified on the Seller’s balance sheet and incurred in the Ordinary Course of Business.

3.21         Sufficiency of Assets.  The building, plants, structures, and equipment of the Seller are sufficient for the continued conduct of the Seller’s businesses by the Purchaser after the Closing in substantially the same manner as conducted by the Seller prior to the Closing.

3.22         Accounts Receivable.  All accounts receivable of the Seller that will be reflected in the Final Net Working Capital (collectively, the “Accounts Receivable”) represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business.

3.23         Inventory.  All inventory of the Seller consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, which have been written off, written down, or reserved in Final Net Working Capital.

3.24         Insurance.

(a)           The Seller has made available to Purchaser:

(i)           true and complete copies of all policies of insurance to which the Seller is a party or under which the Seller, or any director of the Seller, is covered; and

(ii)          true and complete copies of all pending applications for policies of insurance.

(b)           Schedule 3.24(b) sets forth, by year, for the current policy year and each of the two (2) preceding policy years:

(i)           a summary of the loss experience under each policy; and

(ii)          a statement listing each claim under an insurance policy for an amount in excess of $10,000, which sets forth:

(A)           the name of the claimant;

(B)           the insurer, type of insurance, and period of coverage; and

(C)           the amount of the claim.

(c)           Except as set forth in Schedule 3.24(c):

(i)           All policies to which the Seller is a party or that provide coverage to the Seller, DGT, or any director or officer of the Seller:

(A)           are valid, outstanding, and enforceable;

(B)           are sufficient for compliance with all Legal Requirements and Contracts to which the Seller is a party or by which any of them is bound; and

(C)           do not provide for any retrospective premium adjustment or other experienced-based liability on the part of the Seller;

(ii)          Since December 31, 2008, neither DGT nor the Seller has received (A) a refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) a notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder;

(iii)         The Seller has paid or accrued all premiums due, and otherwise performed all of its respective obligations under, each policy to which the Seller is a party or that provides coverage to the Seller or any director thereof; and

(iv)        To the Knowledge of the Seller, the Seller has given notice to the insurer of all claims that may be insured thereby.

3.25         Certain Payments.  Neither the Seller nor any director, officer, agent, representative or employee of the Seller, DGT or other Person associated with or acting for or on behalf of the Seller, has directly or indirectly, in violation of any Legal Requirement, (a) made, authorized or offered or is making any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, or (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Seller or any Affiliate of the Seller, (b) established or maintained, or is maintaining any fund or asset that has not been recorded in the books and records of the Seller or (c) has established or maintained, or is maintaining any unlawful fund of corporate monies or other properties.

3.26         Relationships with Related Persons.  To the Knowledge of the Seller, except as set forth on Schedule 3.26, no Related Person of DGT or the Seller has, or since December 31, 2008 has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Seller’s business.  Neither DGT, the Seller nor any Related Person of DGT or the Seller owns, or since December 31, 2008 has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with the Seller other than business dealings or transactions conducted in the Ordinary Course of Business with the Seller at substantially prevailing market prices and on substantially prevailing market terms, or (ii) engaged in competition with the Seller with respect to any of the products or services of the Seller in any market presently served by the Seller, except for less than three percent (3%) of the outstanding capital stock of any Person that is publicly traded on any recognized exchange or in the over-the-counter market.  Except in respect of employment, neither DGT, the Seller nor any Related Person of DGT or the Seller is a party to any Contract or arrangement with, or has any claim or right against, the Seller.

3.27         Customers and Suppliers.

Schedule 3.27 sets forth a list of (a) the ten largest customers of the Seller in terms of sales during the sixteen months ended April 30, 2012, and (b) the ten largest suppliers of the Seller in terms of purchases during the sixteen months ended April 30, 2012.  The Seller has not received any written notice or other written communication, or to the Knowledge of the Seller, any oral notice or other communication, of any cancellation or intent to cancel, on the part of any customer or supplier named on Schedule 3.27, any of its existing arrangements with the Seller.

3.28         Product Warranties.

No product manufactured or sold by the Seller is subject to any guaranty, warranty, right of return or other indemnity other than as described on Schedule 3.28.  There are no existing, or to the Knowledge of the Seller, threatened, warranty claims against the Seller, and since December 31, 2008, there were no warranty claims or other claims, except to the extent already paid or reserved for on the balance sheet of the Seller, against the Seller, alleging any defects in the Seller’s products, or alleging any failure of the Seller’s products to meet specifications, and, to the Knowledge of the Seller, no basis exists for any warranty or other claims against the Seller alleging any defects in the Seller’s products, or alleging any failure of the Seller’s products to meet specifications.

3.29         Export/Foreign Corrupt Practices Act.  With respect to the business of the Seller, during the last five (5) years:

(a)           Except as set forth on Schedule 3.29(a), (i) the Seller is and has been in compliance in all material respects with all Legal Requirements concerning the exportation of any products, technology, technical data and services (“Export Control Laws”), including those administered by, without limitation, the United States Department of Commerce, the United States Department of State, and the United States Department of the Treasury; (ii) the Seller is in compliance with United States and international economic and trade sanctions, including those administered by the Office of Foreign Assets Control (“OFAC”) within the United States Department of Treasury; (iii) the Seller is and has been in compliance with the anti-boycott regulations administered by the United States Department of Commerce and the U.S. Treasury Department, and all laws and regulations administered by the Bureau of Customs and Border Protection in the United States Department of Homeland Security.

(b)           No director, officer or employee of the Seller is or has been identified on any of the following documents:  (i) the Office of Foreign Assets Control of the United States Department of Treasury list of “Specially Designated Nationals and Blocked Persons” (“SDNs”); (ii) the Bureau of Industry and Security of the United States Department of Commerce “Denied Persons List,” “Entity List” or “Unverified List”; or (iii) the Directorate of Defense Trade Controls of the United States Department of State “List of Statutorily Debarred Parties.”  To the Knowledge of the Seller, no director, officer or employee of the Seller is or has been identified on any of the following documents:  (i) the United Kingdom’s “Consolidated List of Financial Sanctions Targets in the UK” as maintained by HM Treasury; (ii) Canada’s “Listed Entities” pursuant to the Anti-Terrorism Act of 2001; (iii) the Australian Department of Foreign Affairs and Trade “Consolidated List” (pursuant to the Charter of the United Nations Act 1945 and Charter of the United Nations (Terrorism and Dealings with Assets) Regulations 2002, as amended); (iv) the United Nations Security Council “Consolidated List” established and maintained by the 1267 Committee; or (v) European Union Commission “Consolidated list of persons, groups and entities subject to EU financial sanctions.”  To the Knowledge of the Seller, the Seller is not and has not been involved in business arrangements or otherwise engages in transactions with or involving countries subject to economic or trade sanctions imposed by the United States Government, or with or involving SDNs, in violation of the regulations maintained by OFAC.

(c)           Except as set forth in Schedule 3.29(a), within the last five (5) years, the Seller has not made any voluntary disclosure to the Directorate of Defense Trade Controls, and to the Knowledge of the Seller, no circumstance or event requires such a voluntary disclosure to be made.

(d)           Except as set forth on Schedule 3.29(a), to the Knowledge of the Seller, there are no investigations or audits concerning potential violations of Export Control Laws, or any of the other laws contemplated by Section 3.29(a) above.

(e)            Except as set forth on Schedule 3.29(a), the Seller has had and has all necessary authority under the United States export control laws (including but not limited to United States Export Administration Regulations and the ITAR) to conduct the Business as it has been conducted including (i) necessary authorization for any export transactions, (ii) necessary authorizations and clearances for the disclosure of information to foreign persons and (iii) necessary registrations with any United States Governmental Authority with authority to implement Legal Requirements.

(f)            Except as set forth in Schedule 3.29(f), the Seller does not currently maintain employees, brokers, distributors, resellers, agents, sales or marketing representatives or assets of any kind in any jurisdiction outside of the U.S.

(g)           Neither the Seller nor any director, officer, agent, representative or employee of the Seller, or any other Person associated with or acting for or on behalf of the Seller, has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977 or any other similar law of any non-U.S. jurisdiction.  Further, neither the Seller nor any director, officer, agent, representative or employee of the Seller, or any other Person associated with or acting for or on behalf of the Seller has offered or given, and to the Knowledge of the Seller, no Person that has offered or given on its behalf, anything of value to:  (a) any official or employee of a Governmental Authority, any political party or official thereof, or any candidate for political office; or (b) any other Person, in any such case while knowing, or being aware of a high probability, that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Authority, political party or official thereof or candidate for political office:  (i) for the purpose of influencing any action or decision of such Person, in his, her or its official capacity, including a decision to fail to perform his, her or its official function; (ii) for the purpose of inducing such Person to use his, her or its influence with any government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality; (iii) for the purpose of securing any improper advantage; in the case of each of clauses (i), (ii) and (iii), in order to assist the Seller in obtaining or retaining business for or with, or directing business to, any Person; or (iv) where such payment would constitute a bribe, kickback or illegal or improper payment.  All transactions have been and are properly and accurately recorded on the books and records of the Seller, and each document upon which entries in the Seller’s books and records are based has been and is complete and accurate in all respects.

3.30         Clearances.  The Seller does not hold an FCL, and an FCL is not necessary for the Seller to perform the Seller’s Government Contracts.  No officer, director, employee, consultant or agent of the Seller holds or requires a personnel security clearance to support or perform on the Seller’s Government Contracts.

3.31         No Debarment or Suspension – Export.  The Seller is not currently and has not been at any time within the seven (7) years prior to the date of this Agreement denied export privileges involving items subject to the Export Administration Regulations, or debarred or suspended from participating directly or indirectly in the export of defense articles, including technical data, or in the furnishing of defense services, which are controlled under the ITAR and, to the Knowledge of the Seller, except as set forth on Schedule 3.31, no circumstances exist with respect to the Seller that could result in the denial of export privileges.

3.32         No Present Intent to Liquidate or Distribute Cash.  DGT has no present intent to (x) adopt a plan of complete or partial liquidation or dissolution or to otherwise liquidate or dissolve itself, or (y) distribute to its shareholders any proceeds that it may receive from the Seller, including the proceeds that the Seller is receiving in connection with the consummation of the Contemplated Transactions (other than any payments that may be required pursuant to statutory appraisal or dissenters’ rights).

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF PURCHASER

The Purchaser makes the following representations and warranties to the Seller as modified by the disclosure schedules prepared by the Purchaser and accompanying this Agreement (the “Purchaser Disclosure Schedules”), and each reference to a Schedule in this Article IV shall be a reference to a section of such Purchaser Disclosure Schedules.

4.1           Organization and Qualification.  The Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the state of Delaware.  The Purchaser has full corporate power and authority to carry on the business in which it is engaged as it is presently conducted and to own, operate and use the properties owned and used by it.

4.2           Financing.  The Purchaser has, or will have available at the Closing, sufficient funds necessary to consummate the Contemplated Transactions and to satisfy any other payment obligation that may arise in connection with or may be required in order to consummate the Contemplated Transactions.

4.3           Authorization of Transaction; Enforceability.  The Purchaser has full corporate power and authority to execute and deliver this Agreement, and the Escrow Agreement and to perform its obligations hereunder and thereunder, and such execution, delivery and performance has been duly authorized by all necessary corporation action by Purchaser and no other corporate actions or proceedings on the part of the Purchaser are necessary to authorize this Agreement or the Escrow Agreement or to consummate the Contemplated Transactions.  This Agreement and the Escrow Agreement constitute legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

4.4           Noncontravention.  Neither the execution and the delivery of this Agreement, nor the consummation of the Contemplated Transactions, will (a) conflict with or violate the articles of incorporation or bylaws of the Purchaser or result in a violation of any Legal Requirement or any Order, (b) contravene, conflict with or violate any Legal Requirement applicable to the Purchaser or by which it or its properties or assets is bound, (c) contravene, conflict with, or result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any material contract to which it is a party, or (d) require the Purchaser to obtain any consent, notice, approval, ratification, permission, waiver, order or authorization, or registration, qualification, designation, declaration or make any filing with any third party or Governmental Authority, other than the Purchaser Required Consents and Notices.

4.5           Consents.  No consent, approval, ratification, permission, waiver, order or authorization of, or registration, qualification, designation, declaration or filing with, any third party or Governmental Authority on the part of Purchaser is required in connection with the consummation of the Contemplated Transactions, other than (a) the filing of a joint voluntary notice with CFIUS pursuant to Exon-Florio, and written confirmation by CFIUS of the successful completion of the review process under Exon-Florio with respect to the Contemplated Transactions, and (b) compliance with and filings under the ITAR (the “Purchaser Required Consents and Notices”).

4.6           Brokers’ Fees.  Except as set forth on Schedule 4.6, the Purchaser does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Contemplated Transactions.

4.7           Proceedings; Conflicts.  There are no claims, actions, suits or proceedings, arbitral actions, governmental inquiries, criminal prosecutions or other investigations pending against the Purchaser or any of its assets or properties that would have a material adverse effect on the ability of the Purchaser to perform its obligations under this Agreement or the Escrow Agreement or to consummate the Contemplated Transactions.  The Purchaser and its assets and properties are not subject to any Order that would prevent the Purchaser from performing its obligations under this Agreement or the Escrow Agreement or from consummating the Contemplated Transactions.

4.8           Due Diligence Investigation.  The Purchaser has had the opportunity to discuss the business, operations and finances of the Seller with DGT’s and the Seller’s respective directors, officers, employees and representatives, and has had the opportunity to inspect the Seller’s facilities.  The Purchaser has had the opportunity to conduct its own independent investigation of the Seller.

4.9           Representations of DGT and the Seller.  The Purchaser hereby declares and states that it has not been induced by and has not relied upon any representation, warranty or statement, whether express or implied, made by DGT, the Seller or any of their respective agents, employees, attorneys or other representatives or by any other Person representing or purporting to represent DGT or the Seller, that are not set forth in this Agreement, whether or not any such representations, warranties or statements were made in writing or orally.  Except as expressly provided in this Agreement, none of DGT, the Seller or any of their respective agents, employees, attorneys or other representatives or other Persons shall have or be subject to any liability to the Purchaser or any other Person resulting from the distribution to the Purchaser or from the Purchaser’s use of, any such information or documentation made available by DGT or the Seller to the Purchaser in expectation of the Contemplated Transactions.  Notwithstanding the foregoing, the representations of the Purchaser set forth in this Section 4.9 will not apply in respect of any claims involving fraud or intentional breach or misrepresentation.

ARTICLE V.
COVENANTS

5.1           Non-Competition.  Neither DGT nor the Seller shall, anywhere in the countries where the Seller currently does business (the “Restricted Territory”), for a period of five (5) years following the Closing Date, for any reason whatsoever, directly or indirectly, for itself or on behalf of or in conjunction with any other Person, invest in, own, operate, finance, control or engage, as a shareholder, owner, partner, joint venturer, or in a managerial capacity, whether as an independent contractor, consultant or advisor, or as a sales representative, in any Competing Business.  Nothing in this Section 5.1 shall be deemed to prohibit DGT or the Seller from acquiring as an investment not more than three percent (3%) of the capital stock of a business in competition with the Seller whose stock is traded on a national securities exchange or over-the-counter.  Because of the difficulty of measuring economic losses to the Purchaser as a result of a breach or threatened breach of the foregoing covenants, and because of the immediate and irreparable damage that could be caused to the Purchaser for which it would have no other adequate remedy, each of DGT and the Seller agrees that the Purchaser will be entitled to seek, in addition to its right to seek damages and any other rights it may have hereunder, to obtain preliminary or permanent injunctive or other equitable relief to restrain any breach or threatened breach or otherwise to specifically enforce the provisions of this Section 5.1 (and no bond or other security shall be required in connection therewith), it being agreed that money damages alone may be inadequate to compensate the Purchaser and may be an inadequate remedy for such breach.  If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in this Section 5.1 is invalid or unenforceable, then the Parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.  This Section 5.1 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.  The Parties acknowledge and agree that this Section 5.1 is reasonable and necessary to protect and preserve the Purchaser’s legitimate business interests and to prevent any unfair advantage from being conferred on DGT or the Seller.

5.2           Confidentiality; Non-Solicitation.

(a)           DGT and the Seller shall keep confidential and not use in any manner any and all confidential information relating to the Acquired Assets, the Seller or the Purchaser that remains in or comes into the possession of DGT or the Seller; provided, however, that the foregoing shall not preclude DGT or the Seller from (i) disclosing such confidential information if compelled to disclose the same by judicial or administrative process or by other requirements of any applicable law (subject to the following provisions of this Section 5.2(a)), or (ii) disclosing or using such confidential information if the same is in the public domain (other than as a result of a breach of this Section 5.2(a) by DGT or the Seller).  If DGT or the Seller is requested or required (by oral questions, interrogatories, requests for information or documents in legal, administrative, arbitration or other proceedings, subpoena, civil investigative demand or other similar process) to disclose any such confidential information, DGT and/or the Seller shall as soon as reasonably practicable notify the Purchaser of any such request or requirement so that the Purchaser may seek, at Purchaser’s sole cost and expense, a protective order or other appropriate remedy and waive compliance with the provisions of this Section 5.2(a).  If, in the absence of a protective order or other remedy or the receipt of a waiver by the Purchaser, DGT or the Seller is required to disclose such information, DGT and/or the Seller, without liability hereunder, may disclose that portion of such information which it determines, based upon consultation with legal counsel, that it is legally required to disclose.

(b)           Each of DGT and the Seller shall not, for a period of three (3) years following the Closing Date, without the prior written consent of the Purchaser, directly or indirectly:

(i)           solicit, cause to be solicited (including by recommending for employment) or hire any Person who is employed by the Seller as of the Closing Date other than those individuals set forth on Schedule 1.1;

(ii)          solicit the business of any Person who is a customer of the Seller as of the Closing Date for the purpose engaging in a Competing Business with such Person anywhere in the Restricted Territory;

(iii)         cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of the Purchaser to cease doing business with the Purchaser, to deal with any competitor of the Purchaser in a Competing Business in the Restricted Territory or in any way interfere with its relationship with the Purchaser; or

(iv)        cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, consultant or other business relation of the Seller as conducted by the Seller on the Closing Date or within the year preceding the Closing Date to cease doing business with the Purchaser, to deal with any competitor of the Purchaser in a Competing Business in the Restricted Territory or in any way interfere with its relationship with the Purchaser.

(c)           The provisions of that certain Confidentiality Agreement, dated as of October 7, 2011, by and among DGT, AMA International and Ultra Electronics Holdings (the “Confidentiality Agreement”), shall continue to apply to the Parties as though all such Parties were original signatories thereto and shall be incorporated herein by reference in its entirety.  If this Agreement is terminated for any reason whatsoever, the Parties shall continue to be bound by the terms of the Confidentiality Agreement.

(d)           Because of the difficulty of measuring economic losses to the Purchaser as a result of a breach or threatened breach of the foregoing covenants, and because of the immediate and irreparable damage that could be caused to the Purchaser for which it would have no other adequate remedy, each of DGT and the Seller agrees that the Purchaser will be entitled to seek, in addition to the right to seek damages and any other rights it may have hereunder, to obtain preliminary or permanent injunctive or other equitable relief to restrain any breach or threatened breach or otherwise to specifically enforce the provisions of this Section 5.2 (and no bond or other security shall be required in connection therewith), it being agreed that money damages alone may be inadequate to compensate the Purchaser and may be an inadequate remedy for such breach.  If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in this Section 5.2 is invalid or unenforceable, then the Parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.  This Section 5.2 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.  The Parties acknowledge and agree that this Section 5.2 is reasonable and necessary to protect and preserve the Purchaser’s legitimate business interests and to prevent any unfair advantage from being conferred on DGT or the Seller.

5.3           Certain Tax Matters.

(a)           Purchase Price Allocation.  The Purchaser shall provide the Seller with its proposed allocation of the Purchase Price and the Assumed Liabilities (plus other relevant items) within 90 days following the Closing Date and the Seller shall respond within 60 days of receipt, providing either (x) its acceptance of such allocation or (y) any objections, in which case the Seller shall also provide its determination of the allocation of the Purchase Price and the Assumed Liabilities (plus other relevant items).  The Purchaser, DGT and the Seller agree to act in good faith to resolve any differences between them.  In the event that agreement cannot be reached, the Parties will submit the matter to the Auditor for resolution, and the decision of the Auditor shall be final. The Parties hereto shall file all Tax Returns and information reports in a manner consistent with such allocation.

(b)           Cooperation on Tax Matters.

(i)           The Purchaser, on the one hand, and DGT and the Seller, on the other, shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns for all periods that begin before the Closing and any audit, litigation or other action or proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other action or proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The Purchaser, DGT and the Seller agree (A) to retain all books and records with respect to Tax matters pertinent to the Seller relating to any taxable period beginning before the Closing until the expiration of the applicable statute of limitations (and, to the extent notified by the other party, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Purchaser or the Seller, as the case may be, shall allow the other party to take possession of such books and records.

(ii)          The Purchaser, DGT and the Seller further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including without limitation any Tax with respect to the Contemplated Transactions).

(c)           Certain Taxes.  All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest thereon) incurred in connection with this Agreement, shall be borne 50% by the Seller and 50% by the Purchaser.  The Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other such Taxes and fees, and, if required by applicable law, each of the Parties will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

5.4           Conduct of Business by the Seller Prior to the Closing Date.  Except as otherwise contemplated by this Agreement, after the date hereof and prior to the Closing Date or earlier termination of this Agreement, unless the Purchaser shall otherwise agree in writing, the Seller shall:

(a)           conduct its business in the ordinary and usual course of business and consistent with past practice;

(b)           not (i) amend or propose to amend its certificate of incorporation or by-laws, or (ii) declare, set aside or pay any dividend or distribution payable in stock or property (other than cash);

(c)           not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of its capital stock, or any debt or equity securities convertible into, exchangeable for or exercisable for such capital stock, or enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

(d)           not establish any subsidiary or enter into any new line of business;

(e)           not acquire, including by merger, consolidation, acquisition of stock or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets;

(f)            not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(g)           not enter into any agreement, understanding or arrangement with respect to the voting of the capital securities of the Seller, other than that certain Stockholder Agreement, dated as of the date hereof, by and between the Purchaser and Steel Partners Holdings L.P., a Delaware limited partnership, and stockholder of DGT;

(h)           not revalue any of its material assets or make any change in accounting methods, principles or practices, except in compliance with GAAP;

(i)             not (i) incur or become contingently liable with respect to any indebtedness for borrowed money other than borrowings and refinancings in the ordinary course of business, (ii) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock or any options, warrants or rights to acquire any of its capital stock or any security convertible into or exchangeable for its capital stock, (iii) make any capital expenditures other than expenditures for fixed or capital assets in the ordinary course of business and which do not involve expenditures individually or in the aggregate in excess of $50,000, (iv) sell, pledge, dispose of or encumber any assets or businesses other than sales in the ordinary course of business, (v) loan, advance funds or make any investment in or capital contribution to any other Person, or guarantee or endorse any indebtedness, liability or obligation of any Person, (vi) impose any Lien upon any of its assets, or (vii) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

(j)             not voluntarily incur any liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $50,000 in a single transaction other than pursuant to the terms of (i) a Material Contract identified on Schedule 3.13 or Schedule 3.14(a) or (ii) a Contract entered into in the Ordinary Course of Business;

(k)            not make any change in employment terms for any of its directors, officers or other employees, or enter into or amend or terminate any employment agreement with, or become liable for any bonus, profit-sharing or incentive payment to, any of its directors, officers or other employees, except (i) pursuant to presently existing plans, arrangements or agreements or (ii) as may be required by applicable law;

(l)             use commercially reasonable efforts to preserve intact its business organizations and goodwill, keep available the services of its present officers and key employees, preserve the goodwill and business relationships with customers, suppliers and others having business relationships with Seller and not engage in any action, directly or indirectly, with the intent to adversely impact the business of the Seller or the Contemplated Transactions;

(m)           not close or materially reduce any activities, or effect any material layoff or other material personnel reduction or change, at any facility;

(n)           preserve all Governmental Authorizations and renew any Governmental Authorization which would otherwise expire;

(o)           not take any action in violation of this Agreement that would reasonably be expected to delay or impair the obtaining of any consents or approvals of any Governmental Authority to be obtained in connection with this Agreement;

(p)           not transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any Intellectual Property owned or used by the Seller, or disclose to any Person who has not entered into a confidentiality agreement any trade secrets;

(q)           not enter into any new Contract or make any Bid in respect of any Government Contract which, in either such case would (A) involve amounts potentially exceeding $100,000 per year, (B) involve an arrangement with a term longer than one year that cannot be terminated without payment of a material penalty and upon notice of 60 days or less, (C) involve services required to be performed under small business programs as defined in Part 19 of the FAR or any other Government contracting preference programs, such as are available to minority, veterans or women owned businesses, or (D) involve forward pricing rate agreements (it being understood that the Purchaser may condition its consent to Seller’s entering into any such Contract on a requirement that such Contract provide that it is automatically assigned to the Purchaser at Closing);

(r)            not amend, modify or terminate, or waive or assign any material right under, any Contract disclosed on or required to be disclosed on Schedule 3.13 or Schedule 3.14(a) (any such Contract, a “Material Contract”) (A) involving amounts potentially exceeding $100,000 per year, or (B) with a term longer than one year that cannot be terminated without payment of a material penalty and upon notice of 60 days or less;

(s)           not waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the Contemplated Transactions), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by any Party) which involve an amount that is less than $25,000 individually or $50,000 in the aggregate, or otherwise pay, discharge or satisfy any claims, liabilities or obligations;

(t)            maintain its existing insurance policies on its tangible assets and its business in such amounts and against such risks and losses as are consistent with past practice; and

(u)           not agree or commit to any actions prohibited by this Section.

5.5           No Solicitation by DGT and the Seller; No Change of Board Recommendation.

(a)           For purposes of this Agreement, “Acquisition Proposal” means (other than the Contemplated Transactions) any inquiry, proposal, offer, plan, arrangement or any other indication of interest in making an offer or proposal, from any Person or group at any time relating to (i) a merger, reorganization, recapitalization, reclassification, consolidation, share exchange, business combination or similar transaction, including any single or multi-step transaction or series of related transactions, involving DGT or the Seller, on the one hand, and any third Person, on the other hand, (ii) any acquisition, purchase, sale, lease, license, exchange, transfer or other acquisition or disposition involving twenty percent (20%) or more of DGT’s or the Seller’s assets or business, or (iii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in a third party beneficially owning twenty percent (20%) or more of any class of equity or voting securities of DGT or the Seller.

(b)           Immediately following the execution and delivery of this Agreement, DGT shall inform the Purchaser of, and DGT and the Seller shall terminate, and shall cause their respective officers, directors, accountants, financial advisors, counsel and other representatives (the “Seller Representatives”) to terminate, any existing solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and DGT and the Seller shall request and instruct the prompt return or destruction of all confidential information previously furnished to any such Person, and shall take all reasonably necessary actions to secure their respective rights and ensure the performance of any such Person’s obligations under any applicable confidentiality agreement.  Subject to the other provisions of this Section 5.5, after the date hereof and until the Closing Date or earlier termination of this Agreement, DGT and the Seller shall not, and shall cause their respective officers, directors and representatives not to, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding DGT or the Seller to any Person or group (other than to the Purchaser or a Purchaser Representative) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could be expected to lead to, an Acquisition Proposal, (iv) withdraw or propose publicly to withdraw the approval of this Agreement or the recommendation of the board of directors of DGT that stockholders of DGT adopt and approve this Agreement (the “DGT Board Recommendation”), (v) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (vi) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vii) agree to do any of the foregoing; provided, however, that prior to the time that the DGT Stockholders Approval is obtained, this Section 5.5(b) shall not prohibit DGT from furnishing nonpublic information regarding DGT or the Seller to, or entering into discussions and negotiations with, any Person in response to an unsolicited bona fide Acquisition Proposal made by such Person (and not withdrawn) that did not result from a breach of this Section 5.5 and that constitutes, or could reasonably be expected to result in the submission by such Person to DGT, of a Superior Proposal if:  (1) the board of directors of DGT determines in good faith and after consultation with outside legal counsel that not taking such action would be inconsistent with the fiduciary duties of the board of directors of DGT to its stockholders under applicable Legal Requirements, (2) DGT and the Seller receives from such Person an executed confidentiality agreement containing provisions (including non-disclosure provisions) that are at least as favorable to DGT and the Seller as the provisions contained in the Confidentiality Agreement, and (3) DGT shall provide the Purchaser with notice and information as is required to be provided by it pursuant to Section 5.5(c) hereof.  Without limiting the foregoing, DGT agrees that it shall be responsible for the actions of the Seller and the Seller Representatives that would constitute a violation of the any of the restrictions set forth in this Section 5.5 if done by DGT.  DGT shall promptly inform the Seller Representatives of, and direct them to comply with, the obligations undertaken in this Section 5.5.

(c)           DGT shall notify the Purchaser as promptly as practicable (and in any event within 48 hours) orally and in writing of the receipt by DGT or the Seller or any Seller Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could reasonably be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to DGT or the Seller specifying in each case the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if verbal) and the identity of the party making such inquiry, proposal, offer or request for information.  DGT shall keep the Purchaser promptly informed of the status of any such inquiries, proposals, offers or requests for information.

(d)           Notwithstanding anything in this Section 5.5 to the contrary, at any time prior to the time that the DGT Stockholders Approval is obtained, if DGT or the Seller receives a bona fide Acquisition Proposal which the board of directors of DGT concludes in good faith, after consultation with outside legal counsel, constitutes a Superior Proposal that was made after the date hereof, the board of directors of DGT may, if it determines in good faith and after consultation with outside legal counsel that not taking such action would be inconsistent with its fiduciary duties to its stockholders under applicable Legal Requirements, withdraw, qualify or modify, or publicly propose to withdraw, qualify or modify, in a manner adverse to the Purchaser, the approval or recommendation by such board of the adoption and approval of this Agreement and the consummation of the Contemplated Transactions (a “DGT Change of Board Recommendation”); provided, however, that DGT shall not be entitled to exercise its right to make a DGT Change of Board Recommendation pursuant to this sentence unless:  (A) DGT has provided the Purchaser five (5) Business Days’ prior written notice (such notice, a “DGT Notice of Superior Proposal”), which notice shall not be deemed to be a DGT Change of Board Recommendation, advising the Purchaser that the board of directors of DGT intends to take such action and specifying the reasons therefor, including the then current material terms and conditions of any Superior Proposal that is the basis of the proposed action by the board of directors of DGT and the identity of the Person making the proposal (it being understood and agreed that any amendment to the financial terms or any material amendment to any other material term of any such Superior Proposal shall require a new DGT Notice of Superior Proposal and a new five (5) Business Day period), and shall have also provided to the Purchaser any documentation and/or proposed agreements in respect of such proposal, (B) during the applicable notice period, if requested by the Purchaser, DGT has engaged in good faith negotiations with the Purchaser to amend this Agreement in such a manner that any Acquisition Proposal which was determined to constitute a Superior Proposal no longer is a Superior Proposal and (C) at the end of the applicable notice period, such Acquisition Proposal has not been withdrawn and continues to constitute a Superior Proposal (taking into account any changes to the terms of this Agreement proposed by the Purchaser following a DGT Notice of Superior Proposal, as a result of the negotiations required by clause (B) or otherwise).

(e)           Nothing in this Section 5.5 shall be deemed to prohibit DGT from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act; provided that this Section 5.5(e) shall not be deemed to permit the board of directors of DGT to make a DGT Change of Board Recommendation, except to the extent permitted pursuant to this Section 5.5.

(f)           For the purposes of this Agreement, a “Superior Proposal” means any bona fide written Acquisition Proposal (on its most recently amended or modified terms, if amended or modified) on terms which the board of directors of DGT has determined in its good faith judgment are more favorable to the stockholders of DGT if consummated in accordance with its terms from a financial point of view than the transactions contemplated by this Agreement, after consultation with its legal counsel and after taking into account all legal, financial (including the financing terms of such proposal), regulatory, conditions to consummation, timing and other aspects of such proposal and this Agreement (taking into account any modifications to this Agreement that the Purchaser proposes to make), and taking into account the identity of the Person making such Acquisition Proposal and the likelihood of consummation of such Acquisition Proposal; provided, however, that for purposes of this definition, (i) the references to “twenty percent (20%)” in the definition of “Acquisition Proposal” shall be deemed to be references to “seventy-five percent (75%)” and (ii) except in the case of Section 5.5(b), references to “DGT or” and “DGT’s or” in the definition of “Acquisition Proposal” shall be disregarded.

5.6           Agreement to Cooperate; CFIUS; Novation and Assignment of Contracts.

(a)           Subject to the terms and conditions herein provided, each of the Parties hereto shall use their respective commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate and make effective the transactions contemplated by this Agreement.  In furtherance of the foregoing, the Seller shall cooperate with the Purchaser in a commercially reasonable manner and assist the Purchaser in identifying the Governmental Authorizations required by the Purchaser to operate the Business from and after the Closing Date and either transferring existing Governmental Authorizations of the Seller to the Purchaser, where permissible, or assisting the Purchaser, at the Purchaser’s sole cost and expense, in obtaining new Governmental Authorizations to allow it to operate the Business from and after the Closing Date.

(b)           As promptly as practicable after the date hereof, the Purchaser, DGT and the Seller shall make all filings with Governmental Authorities as required under applicable Legal Requirements, and use commercially reasonable efforts to obtain all permits, approvals, authorizations and consents of third parties required to consummate the Contemplated Transactions, including the Material Consents; provided, however, that none of the Purchaser, the Seller or DGT shall be required to dispose of or make any changes to its respective business, expend any material funds or pay any transfer or similar fees in order to comply with this Section 5.6(b).  The Purchaser’s choice to not dispose of or make any changes to its business, expend any material funds or pay any transfer or similar fees in order to comply with this Section 5.6(b) shall not result in any reimbursement, penalty, fee or expense of any kind to be imposed on the Seller or DGT.  The Purchaser, DGT and the Seller shall cooperate in good faith and use commercially reasonable efforts to furnish promptly to each other all information that is not otherwise available to the other Parties and that such Parties may reasonably request in connection with any such filing.  In furtherance of the foregoing, the Seller shall use commercially reasonable efforts to provide in all written Contracts entered into with third parties following the date of this Agreement (other than Contracts which are Novation Contracts subject to the provisions of Section 5.6(d)), which (x) involve amounts potentially exceeding $50,000 and (y) are reasonably expected to continue to be in force and effect following the Closing Date, a provision to the effect that such Contract will automatically be assigned to the Purchaser upon the consummation of the Contemplated Transactions.  In addition, the Seller shall provide the Purchaser with prompt notice and copies of all Contracts (including Novation Contracts) entered into after the date hereof, and all such Contracts will be treated as Acquired Assets and/or Novation Contracts and subject to Section 2.11 and/or Section 5.6(d), as applicable.

(c)           The Parties shall provide CFIUS with any additional or supplemental information requested by CFIUS or its member agencies during the Exon-Florio review (and, if applicable, investigation) process within five (5) Business Days of receiving such request, or within such longer period as permitted by CFIUS.  The Parties, in cooperation with each other, shall take all commercially reasonable steps advisable, necessary or desirable to finally and successfully complete the Exon-Florio review (and, as applicable, investigation) process as promptly as practicable.

(d)           Novation and Assignment of Contracts

(i)            Scope.

(A)         Definitions.  Each Government Contract held by the Seller on the Closing Date which requires novation for such contract to be transferred from the Seller to the Purchaser is referred to herein as a “Novation Contract” and all such contracts are the “Novation Contracts”  The Parties will submit requests to the United States Government (the “Government”) to novate the Novation Contracts.

(B)          Seller Responsibility.  With respect to each Novation Contract, until such contract is novated by the Government, (a) the Seller shall retain its legal obligations as a prime contractor in accordance with the respective Novation Contracts; (b) the Seller shall provide assistance as reasonably necessary for the Purchaser to perform under the Novation Contracts, upon the written request, and at the sole cost and expense, of the Purchaser; and (c) the Seller will promptly notify the Purchaser of any material information relating to prospective new orders or requests for work, and will promptly forward to the Purchaser any and all orders or requests for work issued by the Government and received by the Seller after the Closing Date.

(C)          Purchaser Responsibility.  The Purchaser shall be deemed to be a subcontractor to the Seller under each Novation Contract, and shall diligently perform all requirements, and furnish to the Government all services and materials necessary to complete performance of the obligations, of each Novation Contract in consultation with the Seller and in accordance with the terms and conditions of each Novation Contract.  Purchaser shall keep the Seller reasonably informed as to the status of the Purchaser’s performance.  Without limiting the foregoing, unless each of the Seller and the Purchaser agree in writing or an applicable Legal Requirement requires otherwise, the Purchaser shall be considered the Seller’s agent for purposes of:  (a) collecting all amounts that may be due from the other party or parties to each Novation Contract with respect to such Novation Contract; (b) making all payments to Seller for its performance, assistance and oversight, pursuant to the terms of Section 5.6(d)(ii)(D)(2); and (c) negotiating or otherwise handling all disputes and issues that may arise in connection with each Novation Contract.

(ii)           Relationship of Parties.

(A)         Cooperation.  Each of the Seller and the Purchaser shall fully cooperate with each other to ensure that all requirements of the Novation Contracts (including any additional work requested by the Government, if applicable), are satisfied and that the transition of performance occurs without disruption or inconvenience to the Government.  To facilitate the novation process, the Purchaser shall in consultation with the Seller and its counsel promptly, but in no event later than ten days following the Closing Date, prepare (with Seller’s assistance) and forward to the Seller for review by counsel for the Seller all documentation that is required by the Government under FAR Subpart 42.12.  The Seller’s counsel shall be allowed four (4) Business Days to review such documentation and provide to the Purchaser written comments to such documentation.  Following receipt of documentation from the Purchaser that incorporates all reasonable and appropriate written comments of the Seller’s counsel, if any, the Seller shall promptly, but in no event later than two Business Days following receipt of such documentation from the Purchaser, deliver such documentation to the Government.

(B)          Communication with Government.  The Purchaser shall, in the first instance, be responsible for communications with the Government regarding the Novation Contracts.  The Purchaser shall reasonably promptly inform the Seller of the substance of any such communications that are material, but in no event more than three (3) Business Days following receipt thereof by the Purchaser.  The Seller will include the Purchaser (or, if this is not practicable, reasonably promptly update the Purchaser) with respect to any material communications with the Government regarding the Novation Contracts.  The Seller shall reasonably promptly forward any written communications from the Government referring to or relating to the Novation Contracts to the Purchaser, but in no event more than three (3) Business Days following receipt thereof by the Seller.  In the event the Government contacts the Seller directly, the Seller shall reasonably promptly inform the Purchaser of the substance of any such communications that are material or that otherwise require that action be taken in respect of the Novation Contracts.

(C)          Award of Additional Work.  If at any time prior to the expiration, termination, assignment, or novation of a Novation Contract, the Purchaser requests the Seller (a) to seek an extension or modification of a Novation Contract and/or (b) to submit a proposal or compete for a new task order or delivery order under a Novation Contract, in each case, within the scope of the subject contract, the Seller shall make commercially reasonable efforts (x) to request and obtain such an extension or modification and/or (y) to obtain award of additional work, such as a task order or delivery order.  The Seller’s obligation under the immediately preceding sentence is subject to the express understanding of the Purchaser and the Seller that the Purchaser shall, in the first instance, be responsible for the preparation of any request for extension or modification and of any task order or delivery order proposal and for the conduct of discussions or negotiations with the Government with respect to such request or proposal.  The Purchaser shall reimburse the Seller for all reasonable out-of-pocket expenses which it incurs and shall pay to the Seller reasonable labor costs and expenses which it incurs in connection with its efforts to request and obtain such additional work.  Notwithstanding the foregoing, neither the Seller nor DGT shall have any obligation under this Section 5.6(d)(ii)(C) with respect to any requests of the Purchaser submitted to the Seller more than eighteen (18) months after the Closing Date.

(D)          Authorization.

(1)           The Seller hereby appoints and authorizes the Purchaser, its employees and designees, as its exclusive agent for the purpose of submitting proper invoices in the Seller’s name to the Government seeking any and all payments under the Novation Contracts.

(2)           The Seller specifically authorizes the Purchaser to submit proper invoices to the Government consistent with the pricing and other requirements set forth in the Novation Contracts.  At the Purchaser’s instruction, the Seller shall cause all payments for performance under the Novation Contracts to be paid into a lock-box under the exclusive control of the Purchaser pursuant to the terms of the lock-box agreement for such lock-box.  The Seller shall also pass on to the Purchaser, without any withholding or setoff, via wire transfer of funds, promptly, but in no event later than five (5) Business Days of receipt, any amounts the Seller receives from the Government for performance under the Novation Contracts.

(3)           The Seller agrees to refrain from undertaking any actions which the Purchaser is authorized to undertake pursuant to this Section 5.6(d)(ii)(D) unless requested to do so by the Purchaser.  The Seller also agrees to refrain from retaining another agent to perform any of the actions covered in this Section 5.6(d)(ii)(D), thereby making the Purchaser its exclusive agent for the purposes set forth herein.

(4)           For purposes of allowing the Purchaser to fulfill its obligations under this Section 5.6, the Seller hereby delegates authority to any of the officers of the Purchaser, or any of their respective immediate subordinates, to enter into, execute, process and deliver for, or in the name of or on behalf of the Seller, any proper invoices, task/delivery orders and modifications, amendments or extensions thereto that may arise in the ordinary course relating to the Novation Contracts, as well as task or delivery order proposals in connection with any of the Novation Contracts (the “Contract Documents”); provided, that the foregoing authority shall not permit the Purchaser or its employees to issue checks, drafts, or other orders on the funds of the Seller.  Copies of all Contract Documents executed by the Purchaser pursuant to this provision shall be provided to the Seller no later than three (3) Business Days after being executed.  Any Contract Documents requiring signatures of both the Government and the Seller shall be ratified by a counter-signature by the Seller and returned to Purchaser within three (3) Business Days of receipt by the Seller.  Notwithstanding the foregoing, prior to executing any Contract Document pursuant to this provision that has a projected monetary value exceeding $50,000, the Purchaser shall notify the Seller in writing to insure that the Seller is apprised of significant engagements executed by the Purchaser on behalf of the Seller.

(5)           Nothing in this Section 5.6(d) is intended or shall be construed to transfer any rights to any Government Contract or usurp, violate or otherwise negate the requirements of the Anti-Assignment Act, 41 U.S.C. § 15(a) or the Assignment of Claims Act, 31 U.S.C. § 3727(a)(1)(b) (the “Acts”).  In the event of any claim by any agency of the United States of a violation of any of the provisions of either of the Acts as a result of this Section 5.6(d), the Seller shall cooperate in good faith with the Purchaser, at the Purchaser’s sole cost and expense, to correct such claimed violations and seek the Government’s ratification of any Contract Document claimed to be an unlawful assignment under the Acts.

(iii)           Assignment, Term and Termination.

(A)           Assignment of Novation Contracts.  Once a contract novation for a Novation Contract is obtained, (i) such Novation Contract will be deemed to have been automatically transferred and assigned to the Purchaser on the terms set forth in this Agreement for Business Contracts, (ii) the obligations arising out of the use, performance, ownership or operation of such Novation Contract after the Closing will be deemed to be Assumed Liabilities under this Agreement, and (iii) such Novation Contract will be deemed to be a Business Contract under this Agreement.

(B)           Term.  Except as otherwise provided in this Section 5.6(d), the term of the responsibilities of the Purchaser and the Seller under this Section 5.6(d) shall be from the Closing Date until such time as all of the Novation Contracts, including any extensions or options thereto exercised by the Government, are novated as set forth immediately above, completed or terminated.  With respect to each Novation Contract, the responsibilities of the Purchaser and the Seller hereunder shall begin upon the Closing Date for each Novation Contract then in effect and shall cease upon the earlier of:  (i) contract novation of such Novation Contract as set forth immediately above; (ii) completion or termination of such Novation Contract, including any renewals or options thereto exercised by any party; or (iii) receipt of a written determination by the Government to the effect that the Novation Contract may not be novated to the Purchaser.

(C)           Effect of Government Refusal to Novate.  If, despite the best efforts of the Seller and the Purchaser to achieve novation of the Novation Contracts the Government notifies either the Seller or the Purchaser that any Novation Contract cannot be novated to the Purchaser, then the Purchaser shall continue to perform the obligations under such Novation Contract as a subcontractor to the Seller, as allowed by law, and in accordance with the provisions of this Section 5.6(d) until such Novation Contract has been fully performed or the obligations to perform thereunder shall otherwise have been satisfied by the Purchaser. Notwithstanding the foregoing, neither the Seller nor DGT shall have any obligation under this Section 5.6(d) with respect to any Novation Contract that has not been novated to the Purchaser following a period of eighteen (18) months after the date written documentation is received from the Government indicating that such Novation Contract may not be novated to the Purchaser.

(D)           In the event that the Seller determines in good faith, after consultation with outside legal counsel, that the Purchaser’s performance of the obligations under a Novation Contract as a subcontractor to the Seller violates, or may violate, any applicable Legal Requirement, the provisions of this Section 5.6(d) shall no longer apply to such Novation Contract, and the Seller may resume full control of and responsibility for such Novation Contract.

(E)           Termination.  In the event that any of the Novation Contracts is terminated in whole or in part by the Government prior to contract novation and prior to expiration of the term of this Section 5.6(d), the rights of the Seller and the Purchaser concerning the termination thereof shall be governed by the provisions of the applicable termination clause (such as the termination for convenience provisions or the termination for default provisions, as applicable) set forth in such Novation Contract.  The Seller may terminate the Purchaser’s work under any Novation Contract if, and only if, such Novation Contract is terminated by the Government, if directed by the Government, or required by law.

(F)           Government Proposals.  The terms of this Section 5.6(d) shall also apply to any Government Contract awarded to the Seller as a result of a pending bid or proposal that pertains to the Business and that by its terms requires novation (an “Awarded Contract”).  The Parties’ rights, duties and obligations with respect to each such Awarded Contract are the same as set forth in this Section 5.6(d) for Novation Contracts.

(iv)           Compliance with Law.

(A)           Compliance with Applicable Laws.  The Seller and DGT each agree, jointly and severally, to indemnify and defend the Purchaser from any allegation of violation or actual violation of any Government Contract or Legal Requirements imposed by, or relating to, a Government Contract (i) caused by the actions of the Seller, the Seller’s employees, consultants or subcontractors (excluding, if applicable, the Purchaser and its Affiliates) or (ii) arising out of the Seller’s performance or failure to perform with respect to any of its obligations under this Section 5.6(d) or any of the Novation Contracts subsequent to the Closing Date.  The Purchaser agrees to indemnify and defend the Seller and DGT from (i) any allegation of violation or actual violation of Legal Requirements by the Purchaser or its employees, consultants or subcontractors arising out of the Purchaser’s performance or failure to perform with respect to any of its obligations under this Section 5.6(d) or any of the Novation Contracts subsequent to the Closing Date or (ii) any violation or alleged violation of any Legal Requirements imposed by, or relating to, a Novation Contract.

(B)           Compliance with Law.  Each of the Seller and the Purchaser agree to take necessary precautions to assure compliance with all Legal Requirements pertaining to the Novation Contracts.

(v)           Disputes.

(A)           Resolution of Disputes.  For the purposes of this Section 5.6(d), the terms “claim,” “certification” or “certify,” and “dispute” shall have the meaning of the same terms as used in the Contract Disputes Act of 1978 (41 U.S.C. §§ 601-613), FAR Subpart 33.2, and FAR 52.233-1, “Disputes (DEC 1991).”  All disputes with the Government arising under or relating to any Novation Contract shall be resolved under this Section 5.6(d)(v).

(B)           Procedure.  With respect to any claim made by the Purchaser for which the Government is or may be liable, the Purchaser agrees that it will prepare its claim and will present it to the Seller for submission to the Government under the Contract Disputes Act.  The Seller agrees to submit, at the Purchaser’s sole cost and expense, any such claim to the Government.  The Seller shall promptly pay to the Purchaser any amount determined on appeal to be due and owing under the applicable contract; provided that such payment by the Seller is limited to the payment of amounts received from the Government in the dispute, as and when received from the Government.  The Purchaser shall have the primary authority to direct the prosecution of the claim, but the Purchaser shall consider in good faith the input of the Seller.  In the event of a denial of a claim by the applicable contracting officer, the Seller shall, at the direction and expense of the Purchaser, either appeal or file suit pursuant to the Contract Disputes Act and implementing regulations.  The Seller and the Purchaser will be bound by the results of that process.

(vi)           Continuation of Performance.  Each of the Seller and the Purchaser shall proceed diligently with the performance of their respective obligations under this Section 5.6(d), and shall apply their best efforts to ensure that the Novation Contracts are successfully novated to the Purchaser.

5.7           Access to Information.  Between the date of this Agreement and the Closing Date or earlier termination of this Agreement, DGT and the Seller shall give, and shall direct their respective accountants and legal counsel to give, the Purchaser and its accountants, counsel, financial advisors and other representatives (the “Purchaser Representatives”), at reasonable times during normal business hours and upon reasonable intervals and notice, access to all offices and other facilities and to all employees, properties, contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client contracts and director service agreements), of or pertaining to the Seller as the Purchaser Representatives may reasonably request regarding the Seller’s business, assets, liabilities, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and statement of operations, each as they become available, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of any applicable Legal Requirements, and independent public accountant’s work papers (subject to the consent or any other conditions required by such accountant, if any)) and instruct such representatives to reasonably cooperate with the Purchaser Representatives  in their investigation; provided that the Purchaser Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Seller.  No information or knowledge obtained by the Purchaser or any Purchaser Representative pursuant to this Section 5.7 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the Purchaser to consummate the Contemplated Transactions.  Any information or knowledge obtained by the Purchaser pursuant to this Section 5.7 shall be governed by the terms of the Confidentiality Agreement.

5.8           Preparation of the Proxy Statement; Stockholder Meeting.

(a)           DGT shall prepare and file with the SEC a proxy statement (as amended or supplemented from time to time, the “Proxy Statement”) to be sent to the stockholders of DGT in connection with the meeting of the stockholders of DGT to approve and adopt this Agreement and the Contemplated Transactions (the “DGT Stockholders Meeting”) as promptly as practicable but in any event within fifteen (15) Business Days following the date of this Agreement.  Other than (i) the proposal to approve and adopt this Agreement and the Contemplated Transactions and any proposals relating thereto, and (ii) the proposal to approve an amendment to DGT’s certificate of incorporation, as amended, to allow actions to be taken by written consent by shareholders holding the minimum number of shares required to approve actions if voted on at a properly held meeting of the shareholders of DGT, no other proposals shall be submitted by DGT to the stockholders of DGT at the DGT Stockholders Meeting without the prior written consent of the Purchaser.  In furtherance of the foregoing, the Purchaser shall provide to DGT any information regarding the Purchaser required for inclusion in the Proxy Statement.  DGT shall thereafter use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement and to cause the Proxy Statement to be mailed as promptly as practicable after the Proxy Statement is cleared by the SEC (or following such time that as the SEC may advise that it will not review and/or provide comments with respect to the Proxy Statement).  DGT shall promptly notify the Purchaser upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide the Purchaser with copies of all correspondence between DGT and its representatives, on the one hand, and the SEC and its staff, on the other hand.  In the event that DGT receives any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement, the Purchaser shall provide to DGT upon receipt of notice from DGT, any information regarding the Purchaser that is required for inclusion in the response of DGT to such comments or such request.

(b)           DGT agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Proxy Statement will, at the date of mailing to its stockholders and/or at the time of the DGT Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  DGT will cause the Proxy Statement to comply as to form in all material respects with all applicable provisions of the United States federal securities laws.

(c)           DGT shall (i) as soon as practicable following the date on which the Proxy Statement is cleared by the SEC (or following the date upon which the SEC advises that it will not review and/or provide comments with respect to the Proxy Statement), establish a record date (in consultation with the Purchaser) for and duly call the DGT Stockholders Meeting, (ii) duly give notice of the DGT Stockholders Meeting and convene and hold the DGT Stockholders Meeting, and (iii) use commercially reasonable efforts to solicit from its stockholders proxies in favor of the approval of this Agreement and the Contemplated Transactions, such solicitations to be made in compliance with all applicable Legal Requirements, and take all such other action necessary or advisable to secure such approval.  DGT shall not change the record date of the DGT Stockholders Meeting (whether in connection with the DGT Stockholders Meeting or any adjournment or postponement thereof) without the prior written consent of the Purchaser.  Notwithstanding the foregoing, DGT may adjourn or postpone the DGT Stockholders Meeting to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the stockholders of DGT or, if as of the time for which the DGT Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of capital stock represented (either in person and/or by proxy) to constitute a quorum necessary to conduct business at such meeting.  Subject to the terms of Section 5.5(d), DGT shall, through its board of directors, recommend to its stockholders that such stockholders vote in favor of and adopt and approve this Agreement and the Contemplated Transactions at the DGT Stockholders Meeting, and the Proxy Statement shall include a statement to the effect that the board of directors of DGT has recommended that the stockholders of DGT vote in favor of and adopt and approve this Agreement and the Contemplated Transactions at the DGT Stockholders Meeting.  Subject to the terms of Section 5.5(d), neither DGT nor the board of directors of DGT shall (i) fail to reaffirm, without qualification, the DGT Board Recommendation, or fail to state publicly, without qualification, that this Agreement and the Contemplated Transactions are in the best interests of DGT’s stockholders, within five Business Days after the Purchaser requests that such action be taken, (ii) fail to announce publicly, within 10 Business Days after a tender offer or exchange offer relating to the securities of DGT shall have been commenced, that the board of directors of DGT recommends rejection of such tender offer or exchange offer, (iii) fail to issue, within 10 Business Days after an Acquisition Proposal is publicly announced, a press release announcing its opposition to such Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal, or (v) resolve or propose to take any action described in clauses (i) through (iv) of this sentence.

5.9           Notification of Certain Matters; Supplemental Disclosure.

(a)           Each of the Parties agrees to give prompt notice to each other of, and to use their respective commercially reasonable efforts to prevent or promptly remedy, (i) the occurrence or failure to occur or the impending or threatened occurrence or failure to occur, of any event which occurrence or failure to occur would be likely to cause any of its representations or warranties in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date and (ii) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.9 shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

(b)           Until the Closing, the Purchaser, DGT and the Seller shall have the continuing obligation to promptly supplement the information contained in their respective disclosure schedules attached hereto with respect to any matter hereafter arising or discovered which, if in existence on the date hereof and known at the date of this Agreement, would have been required to be set forth or described in such disclosure schedules.

(c)           No supplement to the disclosure schedules pursuant to the obligation in this Section 5.9 nor any disclosure after the date hereof of the untruth of any representation and warranty made in this Agreement as of the date hereof shall prevent or cure any breach of (i) any failure to disclose information in the disclosure schedules or (ii) any representation or warranty made herein, or otherwise have or be deemed to have any effect on the ability of any Party under this Agreement to obtain indemnification pursuant to the terms and conditions of this Agreement.

5.10           People’s United Bank.  DGT and the Seller shall (x) obtain the consent of People’s United Bank under the People’s Bank Loan Agreement to perform their respective obligations under this Agreement and to consummate the Contemplated Transactions or (y) satisfy in full the loan under the People’s Bank Loan Agreement at or prior to Closing.

5.11           Financial Information.  The Seller shall deliver to the Purchaser, within twenty (20) days after the end of each fiscal month beginning with the fiscal month ended March 2012, a copy of the interim financial statements of the Seller for the period ending as of the end of such month, such interim financial statements to be prepared in a manner and containing information consistent with the interim financial statements that have previously been delivered to the Purchaser.

5.12           Bulk Sales Laws.  The Purchaser and the Seller hereby waive compliance with the bulk-transfer provisions of the Uniform Commercial Code and the sales tax laws of the various states (or any similar law) (“Bulk Sales Laws”) in connection with the Contemplated Transactions.

5.13           Employees and Employee Benefits.

(a)           Immediately prior to the Closing, the Purchaser shall offer to each of the Continuing Employees substantially equivalent employment as each Continuing Employee held with the Seller immediately prior to the Closing and each such offer of employment shall be effective as of the Closing Date.  Without limiting the generality of the foregoing, each offer of employment shall be at substantially the same base salary and pursuant to terms and conditions that recognize prior service with the Seller for purposes of eligibility and vesting, under all compensation and benefit plans, programs and policies maintained by the Purchaser on and after the Closing, and the Purchaser shall initially provide benefits under the United Healthcare/Oxford HRA Medical Plan set forth on Schedule 3.17(a) which is being assumed by the Purchaser pursuant to the terms of this Agreement.  In addition, the Purchaser shall, for a period of twelve (12) months following the Closing Date, apply the severance policies of the Seller as described on Schedule 3.17(a) (including giving full credit for years of service of employment with the Seller prior to the Closing Date), but only for those Continuing Employees who accept employment with the Purchaser at Closing and whose employment is thereafter terminated by the Purchaser without cause within such twelve (12) month period.  Nothing in this Agreement shall require the Purchaser to continue to employ any such Continuing Employee following the Closing Date; provided, however, that notwithstanding the foregoing, the Purchaser shall not take any action following the Closing that could impose any obligation under WARN on the Seller or DGT.

(b)           The Seller shall use commercially reasonable efforts on or before the Closing Date to transfer the sponsorship of the United Healthcare/Oxford HRA Medical Plan set forth on Schedule 3.17(a) to the Purchaser, effective as of the Closing Date.

(c)           In the event that Purchaser (or its Affiliates) shall cease to provide to any Continuing Employee any of the benefits under the Employee Plans set forth on Schedule 3.17(a), the Purchaser agrees that, for one (1) year following the Closing Date, such Continuing Employee will be eligible to participate in the Purchaser’s or one of its Affiliate’s employee benefit plans and programs which are generally applicable to the Purchaser’s or one of its Affiliate’s similarly situated employees, including but not limited to health care plans and flexible spending account plans, subject to the terms and conditions of such plans and programs, and that each Continuing Employee shall be given credit for the corresponding service recognized by the Seller or DGT prior to the date he or she terminates employment with the Seller for eligibility and vesting purposes under the Purchaser’s or one of its Affiliate’s employee benefit plans and programs, except to the extent such service credit would result in any duplication of benefits.  In addition, if the Continuing Employee (or his or her covered dependent) was participating in the Seller’s or DGT’s similar employee welfare benefit plan as of the date his or her employment with the Seller terminates, the Purchaser will use commercially reasonably efforts to cause such Purchaser’s or one of its Affiliate’s employee welfare benefit plan to waive any and all restrictions relating to pre-existing conditions and evidence of insurability to the extent required by the Health Insurance Portability and Accountability Act of 1996 and the rules and regulations promulgated thereunder, and to the extent permitted by applicable laws and the relevant insurance carriers; provided, however, if, on the Closing Date, a Continuing Employee is receiving benefits, or has filed a claim for benefits, under the Seller’s short term and/or long term disability plans or under any workers’ compensation plan, he or she will remain covered under such plans through the duration of such disability.  With respect to any of the Purchaser’s or one of its Affiliate’s welfare benefit plans, the Purchaser shall, to the extent permitted by applicable laws and relevant insurance carriers, use commercially reasonable efforts to (a) give credit, in determining any deductible limitations, co-payments and out-of-pocket maximums to any amounts paid by such Continuing Employee with respect to similar plans maintained by the Seller or DGT and (b) with respect to any health benefit plans maintained by the Purchaser’s or one of its Affiliate’s, ensure that no eligibility waiting periods, evidence of insurability requirements, or pre-existing condition limitations or exclusions shall apply with respect to such Continuing Employee (except to the extent any such requirement, limitation or exclusion applied prior to the Closing Date under a similar Plan maintained by the Seller or DGT).  In addition to the foregoing, the Purchaser or one of its Affiliates (i) shall allow each Continuing Employee who completes an election to transfer vacation time from the Seller to the Purchaser (in form and substance reasonably satisfactory to the Purchaser), and use accrued but unused vacation time following the Closing in accordance with the vacation time policies of the Purchaser, (ii) shall maintain or cause to be maintained a defined contribution plan that (a) meets the requirements of Section 401(a) of the Code, and (b) includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code, and (iii) shall allow Continuing Employees who were eligible to participate in the Seller’s or DGT’s 401(k) Plan immediately prior to the Closing Date to be eligible to participate in the Purchaser’s or one of its Affiliate’s 401(k) Plans.  The Purchaser’s or one of its Affiliate’s 401(k) Plan shall accept (and shall be amended to the extent necessary to accept) the rollover of any “eligible rollover distribution” (within the meaning of Section 402(c)(4) of the Code) from the Seller’s or DGT’s 401(k) Plan, including plan loans.

5.14           Further Assurances.  Subject to the proviso in Section 5.6(b), the Parties shall cooperate reasonably with each other in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other Parties may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions.  In furtherance of the foregoing, the Seller shall not dissolve until such time as all of its obligations under Section 5.6(d) are fulfilled, and the operation of the Business shall have been appropriately transitioned to the Purchaser.

5.15           Retention of and Access to Records.

(a)           Following the Closing Date, the Purchaser shall retain for a period consistent with the Purchaser’s record-retention policies and practices, but which period shall be at least 7 years, those books and records of the Seller delivered to the Purchaser and not otherwise retained by the Seller.  The Purchaser shall also give the Seller and the Seller Representatives reasonable access thereto (including a right to make copies of such books and records), at reasonable times during normal business hours and upon reasonable intervals and notice, as the Seller Representatives may reasonably request, for reasonable business purposes; provided that the Seller and the Seller Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Purchaser.

(b)           Following the Closing Date, the Seller and/or DGT shall retain for a period consistent with DGT’s record-retention policies and practices, but which period shall be at least 7 years, those books and records of the Seller which are retained by the Seller as Excluded Assets, including financial records.  The Seller and/or DGT shall also give the Purchaser and the Purchaser Representatives reasonable access thereto (including a right to make copies of such books and records), at reasonable times during normal business hours and upon reasonable intervals and notice, as the Purchaser Representatives may reasonably request, to enable them to prepare tax returns or deal with tax audits or for other reasonable business purposes; provided that the Purchaser and the Purchaser Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Seller or DGT.

ARTICLE VI.
CONDITIONS TO OBLIGATION TO CLOSE

6.1           Conditions to Obligation of the Purchaser.  The obligations of the Purchaser to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a)           the representations and warranties set forth in Article III above (without giving effect to any supplement of the Seller Disclosure Schedules) shall be true and correct in all material respects at the Closing Date as if made on and as of such date (except for any representations and warranties made as of a specific date, which shall be true and correct as of the specified date, and except for any representations and warranties which are qualified as to “materiality,” “material adverse effect” or other similar qualifiers, in which case such representations and warranties shall be true and correct in all respects);

(b)           DGT and the Seller shall have performed and complied in all material respects with all of the agreements and covenants required to be performed by or complied with by it prior to the Closing Date;

(c)           there shall not be any judgment, Order, decree, stipulation, injunction, or charge in effect or Legal Requirement promulgated by any Governmental Authority preventing consummation of any of the transactions contemplated by this Agreement;

(d)           the Seller shall have delivered to the Purchaser (i) a certificate to the effect that each of the conditions specified in Section 6.1(a)-(c), (e), (f), (h) and (i) is satisfied in all respects and (ii) the additional items described in Section 2.5(b) above;

(e)           this Agreement and the consummation of the Contemplated Transactions shall have been adopted and approved at the DGT Stockholders Meeting by the holders of at least two-thirds of the outstanding shares of capital stock of DGT (the “DGT Stockholders Approval”);

(f)           all of the consents, notices, approvals, ratifications, permissions, waivers, orders or authorizations, or registrations, qualifications, designations, declarations or filings set forth on Schedule 6.1(f) (the “Material Consents”) shall have been obtained or made by DGT or the Seller in form and substance reasonable satisfactory to the Purchaser;

(g)           the Parties shall have received written notice from CFIUS that all review and, if applicable, investigation under Exon-Florio of the Contemplated Transactions has been concluded and that CFIUS has determined there are no unresolved national security concerns with respect to the Contemplated Transactions, and notwithstanding such written confirmation, CFIUS shall not have required any mitigation arrangement or imposed any condition on the Purchaser, including mitigation or conditions pursuant to Section 721(l) of Exon-Florio, that are unacceptable to the Purchaser. Notwithstanding anything to the contrary contained herein, Purchaser shall not be required to agree to sell, divest, dispose of or hold separate any assets or businesses, or otherwise take or commit to take any action that could reasonably be expected to limit its freedom of action with respect to, or ability to retain, one or more of the Seller’s businesses, product lines or assets being transferred pursuant to the terms of this Agreement;

(h)           except with respect to Permitted Liens, the Acquired Assets shall not be subject to any Related Party or third party indebtedness (including any guaranties or capitalized leases), and the Seller shall have delivered to the Purchaser UCC-3 termination statements providing for the release and termination of any and all Liens other than Permitted Liens encumbering any of the Acquired Assets, and shall otherwise have taken all such actions as may be reasonably necessary to cause any such Liens encumbering any of the Acquired Asset to be released and terminated to the satisfaction of the Purchaser, on or prior to the Closing Date;

(i)             there shall not have been any Seller Material Adverse Change since July 30, 2011;

(j)            the Seller shall have entered into the Lease;

(k)            DGT shall have entered into the Escrow Agreement;

(l)             the Transition Services Side Letter shall have been executed by each of the Seller and DGT;

(m)           the Seller shall have filed its final voluntary self-disclosure with the U.S. Department of State in a form reasonably satisfactory to the Purchaser; and

(n)           the Purchaser shall have received at or prior to the Closing:

(A)           a good standing certificate for the Seller from the Secretary of State of Delaware as to the legal existence and good standing of the Seller;

(B)           certificates of appropriate governmental officials in each jurisdiction listed in Schedule 3.1(a) as to the due qualification and good standing of the Seller in each such jurisdiction;

(C)           a certificate in a form satisfactory to the Purchaser from the Seller in accordance with Treasury Regulation 1.1445-2(b)(2) that it is not a foreign person; and

(D)           such other documents as the Purchaser may reasonably request for the purpose of (x) evidencing the performance by DGT and the Seller of, or the compliance by DGT and the Seller with, any covenant or obligation required to be performed or complied with by DGT or the Seller or (y) evidencing the satisfaction of any condition referred to in this Section 6.1.

The Purchaser may waive any condition specified in this Section 6.1 if it executes a writing so stating at or prior to the Closing.

6.2           Conditions to Obligation of DGT and the Seller.  The obligations of DGT and the Seller to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

(a)           the representations and warranties set forth in Article IV above (without giving effect to any supplement of the Purchaser Disclosure Schedules) shall be true and correct in all material respects at the Closing Date as if made on and as of such date (except for any representations and warranties made as of a specific date, which shall be true and correct as of the specified date, and except for any representations and warranties which are qualified as to “materiality,” “material adverse effect” or other similar qualifiers, in which case such representations and warranties shall be true and correct in all respects);

(b)           the Purchaser shall have performed and complied in all material respects with all of its agreements and covenants required to be complied with or performed by it prior to the Closing Date;

(c)           there shall not be any judgment, Order, decree, stipulation, injunction, or charge in effect or Legal Requirement promulgated by any Governmental Authority preventing consummation of any of the transactions contemplated by this Agreement;

(d)           the Purchaser shall have delivered to the Seller (i) a certificate to the effect that each of the conditions specified above in Section 6.2(a)-(c) and (h) is satisfied in all respects and (ii) the additional items described in Section 2.5(c) above;

(e)           the DGT Stockholders Approval shall have been obtained;

(f)           the holders of no more than ten percent (10%) of the issued and outstanding shares of common stock of DGT shall have exercised their statutory appraisal or dissenters’ rights with respect to the Contemplated Transactions;

(g)           the Parties shall have received written notice from CFIUS that all review and, if applicable, investigation under Exon-Florio of the Contemplated Transactions has been concluded and that CFIUS has determined there are no unresolved national security concerns with respect to the Contemplated Transactions, and notwithstanding such written confirmation, CFIUS shall not have required any mitigation arrangement or imposed any condition on the Seller or DGT, including mitigation or conditions pursuant to Section 721(l) of Exon-Florio that are unacceptable to the Seller or DGT;

(h)           all Purchaser Required Consents and Notices shall have been obtained by the Purchaser;

(i)            the Purchaser shall have entered into the Escrow Agreement;

(j)            the Transition Services Side Letter shall have been executed by the Purchaser;

(k)           the Purchaser shall have entered into the Lease; and

(l)            DGT and the Seller shall have received at or prior to the Closing such other documents as DGT and the Seller may reasonably request for the purpose of (x) evidencing the performance by the Purchaser of, or the compliance by the Purchaser with, any covenant or obligation required to be performed or complied with by the Purchaser or (y) evidencing the satisfaction of any condition referred to in this Section 6.2.

DGT or the Seller may waive any condition specified in this Section 6.2 if it executes a writing so stating at or prior to the Closing.

ARTICLE VII.
INDEMNIFICATION

7.1           Survival of Representations, Warranties, Covenants and Agreements.  All representations, warranties, covenants and agreements contained in or made pursuant to this Agreement shall survive the Closing.  DGT and the Seller will have no liability with respect to any representation or warranty (other than those representations and warranties contained in Sections 3.1, 3.3 and 3.19) unless on or before the Escrow Release Date, the Purchaser delivers a notification of claim for indemnification to the Seller; a claim with respect to any of the representations or warranties contained in Sections 3.1(a) (first sentence only) and Section 3.1(b) (first sentence only) may be made at any time.  DGT and the Seller will have no liability with respect to any of the representations or warranties contained in Sections 3.1 (other than the first sentences of Section 3.1(a) and 3.1(b)), 3.3 and 3.19 unless on or before the expiration of the statute of limitations applicable to the underlying claim plus any extensions thereof, the Purchaser delivers a notification of claim for indemnification to the Seller.  The Purchaser will have no liability with respect to any representation or warranty (other than those representations and warranties contained in Sections 4.1, 4.3 and 4.6) unless on or before the Escrow Release Date, DGT or the Seller delivers a notification of claim for indemnification to the Purchaser; a claim with respect to the representations and warranties contained in Section 4.1 (first sentence only) may be made at any time.  The Purchaser will have no liability with respect to any of the representations or warranties contained in Sections 4.1 (other than the first sentence), 4.3 and 4.6 unless on or before the expiration of the statute of limitations applicable to the underlying claim plus any extensions thereof, the Seller delivers a notification of claim for indemnification to the Purchaser.  All covenants and agreements of the parties contained in this Agreement shall survive the Closing in accordance with their stated terms or, if no term is stated, then such covenants and agreements shall survive indefinitely.

7.2           Indemnification by DGT and the Seller.  DGT and the Seller shall be obligated, jointly and severally, to indemnify and hold harmless the Purchaser, its Affiliates and their respective officers, directors, employees, agents, successors, representatives, successors and assigns (each a “Purchaser Indemnified Party” and collectively, the “Purchaser Indemnified Parties”) from and against any and all Losses suffered or incurred by them resulting from:

(a)           any inaccuracy in or breach (or any claim by any third party alleging or constituting an inaccuracy or breach) of any representation, warranty or certification contained in this Agreement or in any certificate or other document delivered by DGT or the Seller pursuant to the terms of this Agreement (without giving effect to any supplement of the Seller Disclosure Schedules);

(b)           any breach of any covenant or agreement made by DGT or the Seller in this Agreement;

(c)           any Losses in connection with, or which arise out of or relate to, any of the Excluded Assets or any of the Excluded Liabilities;

(d)           any failure of the Seller, at any time prior to the Closing Date, to have complied with the requirements of ITAR, the Export Administration Regulations or any related or similar regulatory requirements (including, without limitation, any Losses as may be incurred by any Purchaser Indemnified Party in respect of any penalties, fines or similar charges as may be imposed on such Purchaser Indemnified Party or any corrective actions that such Purchaser Indemnified Party may be obligated to take, as well as any Losses incurred in connection with the post-Closing preparation and submission of any voluntary disclosures which it or the Seller may be obligated to make as a result of any such failure);

(e)           the ongoing investigation by the Federal Bureau of Investigation and the Defense Criminal Investigative Service of the Seller with respect to, inter alia, failures in compliance with required testing procedures, prior to the Closing;

(f)            any and all Liabilities pursuant to Environmental, Health and Safety Requirements with respect to the presence in the Environment at the Real Property or any Release of Hazardous Substances at or from the Real Property arising from or with respect to operations of the Seller or any of its predecessors, without regard to when those Liabilities arise, except to the extent the Seller can demonstrate that any such Liabilities result from actions taken by the Purchaser in the operation of the Business on the Seller Owned Real Property during its operation under the Lease (and not from the fact that the Purchaser will be an operator of the Seller Owned Real Property pursuant to any applicable Environmental, Health and Safety Requirements) following the Closing Date;

(g)           any information supplied by DGT for inclusion or incorporation by reference in the Proxy Statement (other than information supplied to DGT by the Purchaser for inclusion in such Proxy Statement), at the date of mailing to its stockholders and/or at the time of the DGT Stockholders Meeting, that contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or any failure of the Proxy Statement to comply as to form in all material respects with all applicable provisions of the United States federal securities laws;

(h)           any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with DGT or the Seller (or any Person acting on their behalf) in connection with any of the transactions contemplated hereby; or

(i)           any Losses in connection with any non-compliances with any Bulk Sales Law in respect of the Contemplated Transactions.

7.3           Indemnification by Purchaser.  The Purchaser shall be obligated to indemnify and hold harmless DGT, the Seller, their respective Affiliates and their respective officers, directors, employees, agents, representatives, successors and assigns (each a “Seller Indemnified Party” and collectively, the “Seller Indemnified Parties”) from and against any and all Losses suffered or incurred by them resulting from:

(a)           any inaccuracy in or breach (or any claim by any third party alleging or constituting an inaccuracy or breach) of any representation, warranty or certification contained in this Agreement or in any certificate or other document delivered by the Purchaser pursuant to the terms of this Agreement (without giving effect to any supplement of the Purchaser Disclosure Schedules);

(b)           any breach of any covenant or agreement made by the Purchaser in this Agreement;

(c)           any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with the Purchaser (or any Person acting on its behalf) in connection with any of the transactions contemplated hereby;

(d)           any Losses in connection with, or which arise out of or relate to, any Assumed Liability; or

(e)           any Losses suffered, incurred or arising under WARN caused by the Purchaser’s failure to satisfy the requirements of Section 5.13(a).

7.4           Limitations.  Notwithstanding anything to the contrary contained in this Agreement:

(a)           the maximum aggregate amount of indemnifiable Losses arising out of or resulting from the causes enumerated in Section 7.2(a) that may be recovered from DGT and the Seller, or from the causes enumerated in Section 7.3(a) that may be recovered from the Purchaser, shall not in either case exceed $1,250,000 (the “Maximum Indemnity”);

(b)           no indemnification by DGT and the Seller with respect to any Loss otherwise payable under Section 7.2(a), and no indemnification by the Purchaser with respect to any Loss otherwise payable under Section 7.3(a), shall in either case be payable until such time as all such indemnifiable Losses shall aggregate to more than $100,000 (the “Basket”), after which time DGT and the Seller or the Purchaser (as the case may be) shall be liable in full for all indemnifiable Losses in excess of the Basket, subject to subsection (a) above; and

(c)           notwithstanding the foregoing, (i) the limitations set forth in this Section 7.4 will not apply to any claims involving fraud or intentional breach or misrepresentation and (ii) the limitations set forth in this Section 7.4 will not apply to liabilities in connection with claims brought under Sections 7.2(b), 7.2(c), 7.2(d), 7.2(e), 7.2(f), 7.2(g) 7.2(h), 7.2(i), 7.3(b), 7.3(c) or 7.3(d) of this Agreement or pursuant to a breach of Sections 3.1, 3.3, 3.10, 3.18, 3.19, 3.26, 4.1, 4.3 or 4.6 of this Agreement.

7.5           Indemnification Procedures.

(a)           The obligations and liabilities of DGT, the Seller and the Purchaser under this Article VII with respect to Losses arising from claims of any third party which are subject to the indemnification provided for in this Article VII (“Third Party Claims”) shall be governed by and contingent upon the terms and conditions set forth in this Section 7.5.  If any Purchaser Indemnified Party or Seller Indemnified Party (the “Indemnified Party”), as the case may be, shall receive notice of any Third Party Claim, the Indemnified Party shall give the Seller or the Purchaser, as the case may be (each, an “Indemnifying Party”), notice of such Third Party Claim within ten (10) days after the receipt by the Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its respective obligations under this Article VII except to the extent that the Indemnifying Party is materially prejudiced by such failure.  The notice of claim shall describe in reasonable detail the facts known to the Indemnified Party giving rise to such indemnification claim, and the amount of or a good faith estimate of the amount arising therefrom to the extent then known.

(b)           The Indemnifying Party shall be entitled to assume and control the defense of a Third Party Claim at its expense and through counsel of its choice (unless the Indemnifying Party is also a party to such Third Party Claim and the Indemnified Party determines in good faith that joint representation would be inappropriate) if it gives notice of its intention to do so to the Indemnified Party within thirty (30) days of the receipt of such notice from the Indemnified Party.  In the event that the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnifying Party shall conduct the defense of the Third Party Claim actively and diligently and the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party.  Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party.  If the Indemnifying Party assumes the defense of a Third Party Claim:  (i) it will be conclusively established for purposes of this Agreement that the claims made in respect of that Third Party Claim are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the Indemnifying Party without the Indemnified Party’s consent (which consent may not be unreasonably withheld) unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Party, and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; and (iii) the Indemnified Party will have no liability with respect to any compromise or settlement of such claims effected without its consent.  If the Indemnifying Party, within thirty (30) days after notice of any such Third Party Claim, fails to assume the defense in accordance with this Section 7.5(b), or if the Indemnifying Party exercises its right to undertake the defense against any such Third Party Claim but fails to actively and diligently conduct such defense, the Indemnified Party shall have the right to assume and control the defense of the Third Party Claim and, in such event, the Indemnifying Party will be bound by any determination made in the defense of such Third Party Claim or any compromise or settlement effected by the Indemnified Party.

(c)           Notwithstanding anything in this Section 7.5 to the contrary, if an Indemnified Party determines in good faith that there is a reasonable probability that a Proceeding in respect of a Third Party Claim may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Party may, by notice to the Indemnifying Party, join with its own counsel and assume the right to defend, compromise, or settle such Third Party Claim, but the Indemnifying Party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

7.6           Effect of Knowledge.  Each of the Parties hereto hereby acknowledge and agree that the right to indemnification, payments of Losses or any other remedy based on the representations, warranties, covenants and agreements contained in this Agreement will not be affected by any investigation conduct with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement.

ARTICLE VIII.
TERMINATION

8.1           Termination.  This Agreement may be terminated as set forth below at any time prior to the Closing:

(a)           by mutual written consent of the Parties;

(b)           by the Purchaser, DGT or the Seller if the Closing shall not have occurred on or prior to December 6, 2012 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to a Party whose failure to perform any material obligations required to be performed by such Party pursuant to this Agreement has been the cause of, or results in, the failure of the Closing to occur on or prior to the Termination Date;

(c)           by the Purchaser, DGT or the Seller if any Governmental Authority shall have issued an Order or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the consummation of any of the Contemplated Transactions, and such Order or action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to a Party unless the Party shall have complied with its obligations under Section 5.6 to prevent, oppose or remove any such Order;

(d)           by the Purchaser, DGT or the Seller, if the DGT Stockholders Meeting (including any adjournment or postponement thereof) has concluded and the DGT Stockholders Approval was not obtained; provided, however, that neither DGT nor the Seller shall be permitted to terminate this Agreement pursuant to this Section 8.1(d) if DGT and the Seller have not made the payment(s) required to be made pursuant to Section 8.2(b);

(e)           by the Purchaser, if (i) the board of directors of DGT shall have failed to make the DGT Board Recommendation, (ii) there shall have occurred a DGT Change of Board Recommendation, (iii) the board of directors of DGT shall have approved, endorsed or recommended any Acquisition Proposal, (iv) DGT shall have failed to include the DGT Board Recommendation in the Proxy Statement or (v) the board of directors of DGT shall have resolved or proposed to take any action described in clauses (i) through (iv) of this Section 8.1(e);

(f)           by DGT if (i) there shall have occurred a DGT Change of Board Recommendation or the Board of Directors of DGT (or any committee thereof) shall have approved, endorsed or recommended any Acquisition Proposal and (ii) concurrently with such termination DGT pays, or causes the Seller to pay, the Termination Fee to the Purchaser as provided in Section 8.2;

(g)           by the Purchaser, if DGT or the Seller (i) fails to perform in any material respect any of its respective covenants or agreements in this Agreement, which failure results in an inability to satisfy the closing condition set forth in Section 6.1(b) of this Agreement, or (ii) shall have breached any of its representations and warranties set forth in Article III of this Agreement, which breach has not been waived by the Purchaser and which breach results in an inability to satisfy the closing condition set forth in Section 6.1(a) of this Agreement; provided, however, that if such breach is curable by DGT or the Seller prior to the Termination Date, then the Purchaser may not terminate this Agreement under this Section 8.1(g) until the earlier of (x) the Termination Date, or (y) that date which is fourteen (14) days after the delivery of written notice from the Purchaser to DGT and the Seller of such breach (it being understood that the Purchaser may not terminate this Agreement pursuant to this Section 8.1(g) if it shall have failed to perform any material obligations required to be performed by it pursuant to this Agreement or if DGT’s or the Seller’s breach is cured prior to the earlier of (x) the Termination Date, or (y) that date which is fourteen (14) days after the delivery of written notice from the Purchaser to DGT and the Seller of such breach);

(h)           by DGT or the Seller, if the Purchaser (i) fails to perform in any material respect any of its respective covenants or agreements in this Agreement, which failure results in an inability to satisfy the closing condition set forth in Section 6.2(b) of this Agreement, or (ii) shall have breached any of its representations and warranties set forth in Article IV of this Agreement, which breach has not been waived by DGT or the Seller and which breach results in an inability to satisfy the closing condition set forth in Section 6.2(a) of this Agreement; provided, however, that if such breach is curable by the Purchaser prior to the Termination Date, then neither DGT nor the Seller may terminate this Agreement under this Section 8.1(h) until the earlier of (x) the Termination Date, or (y) that date which is fourteen (14) days after the delivery of written notice from DGT or the Seller to the Purchaser of such breach (it being understood that neither DGT nor the Seller may terminate this Agreement pursuant to this Section 8.1(h) if either of them shall have failed to perform any material obligations required to be performed by them pursuant to this Agreement or if the Purchaser’s breach is cured prior to the earlier of (x) the Termination Date, or (y) that date which is fourteen (14) days after the delivery of written notice from DGT or the Seller to the Purchaser of such breach);

(i)           by the Purchaser if, since the date of this Agreement, there shall have been a Seller Material Adverse Change; or

(j)           by DGT if holders of more than ten percent (10%) of the issued and outstanding shares of common stock of DGT shall have exercised their statutory appraisal or dissenters’ rights with respect to the Contemplated Transactions.

8.2           Effect of Termination.

(a)           In the event of termination of this Agreement by the Purchaser, DGT or the Seller as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no further obligation on the part of the Purchaser, DGT, the Seller or any of their respective officers, directors, partners, employees, agents, affiliates or other representatives, except that in the case of any such termination, this Section 8.2 and Section 5.2(c) and Article IX shall remain in full force and effect.  Nothing in this Section 8.2(a) shall relieve any party from liability for any breach of this Agreement.

(b)           DGT and the Seller hereby agree, and shall be jointly and severally obligated, to pay the Purchaser $725,000 (the “Termination Fee”) in the event this Agreement is terminated:

(i)            by the Purchaser, DGT or the Seller pursuant to Section 8.1(d);

(ii)           by the Purchaser pursuant to Section 8.1(e);

(iii)          by DGT pursuant to Section 8.1(f);

(iv)          by DGT or the Seller pursuant to Section 8.1(b), if on or before the date of any such termination an Acquisition Proposal shall have been announced, disclosed, or otherwise communicated to the board of directors of DGT  and such Acquisition Proposal is a Superior Proposal; or

(v)           by DGT pursuant to Section 8.1(j).

(c)           Any Termination Fee required to be paid pursuant to Section 8.2(b)(i), Section 8.2(b)(iii) or Section 8.2(b)(v) shall be paid in the case of a termination of this Agreement by DGT or the Seller, concurrently with, and as a condition to, such termination of this Agreement by DGT or the Seller.  Any Termination Fee required to be paid pursuant to Section 8.2(b)(ii) shall be paid within two (2) Business Days  after the date of termination of this Agreement.  Any Termination Fee required to be paid pursuant to Section 8.2(b)(i) shall be paid, in the case of a termination of this Agreement by the Purchaser, within ten (10) Business Days after the date of such termination of this Agreement by the Purchaser.  Any Termination Fee required to be paid pursuant to Section 8.2(b)(iv) shall be paid within ten (10) Business Days after the date of termination of this Agreement.

(d)           The Parties acknowledge that the agreements contained in Sections 8.2(b) through 8.2(e) inclusive are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Parties would not enter into this Agreement.

(e)           Notwithstanding anything in this Agreement to the contrary, DGT and the Seller shall not be required to pay to the Purchaser the amount due pursuant to Section 8.2(b) more than once.  The Parties acknowledge and agree that the Termination Fee constitutes liquidated damages and is not a penalty and shall be the sole and exclusive remedy, including on account of punitive damages, for recovery by the Purchaser in the event of the termination of this Agreement under the circumstances described in Section 8.2(b) for which DGT and the Seller are obligated to pay a Termination Fee.  If this Agreement has been terminated under the circumstances described in the immediately prior sentence, in no event shall DGT or the Seller be subject to any liability in excess of the Termination Fee for any or all losses or damages relating to or arising out of this Agreement and/or the Contemplated Transactions, and in no such event shall the Purchaser seek equitable relief or seek to recover any money damages in excess of such amount from DGT and the Seller if the Purchaser has been paid the Termination Fee.

ARTICLE IX.
MISCELLANEOUS

9.1           Press Releases and Public Announcements.  No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that either Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use commercially efforts to consult with the other Party prior to making the disclosure).

9.2           No Third Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns; provided, however, that the provisions in Article VII above concerning indemnification are intended for the benefit of the Persons entitled to indemnification thereunder.

9.3           Entire Agreement.  This Agreement, together with the Confidentiality Agreement, the Escrow Agreement, the Lease and the other instruments and documents required to be delivered in connection with the consummation of the Contemplated Transactions, constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

9.4           Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.  No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties, except that the Purchaser shall be entitled to assign any of its rights or delegate any of its obligations under this Agreement to EMS Development Corporation, a New York corporation (“EMS”), or to a newly formed wholly-owned subsidiary of EMS; provided, that such assignment by the Purchaser shall not relieve the Purchaser of obligations under this Agreement, for periods up to and including the Closing Date, to the extent such obligations are not satisfied by EMS or such newly formed subsidiary of EMS, as applicable; provided, further, that following the Closing Date, the Purchaser shall be relieved of any further obligations under this Agreement if this Agreement has been assigned to EMS or to a newly formed wholly-owned subsidiary of EMS (in which case EMS shall be obligated to satisfy the obligations under this Agreement to the extent such obligations are not satisfied by such newly formed subsidiary).

9.5           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

9.6           Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

9.7           Notices.  All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (a) three Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below, (b) one Business Day after it is sent by a nationally recognized overnight courier and addressed to the intended recipient as set forth below, or (c) when successfully transmitted by facsimile (with a confirming copy of such communication to be sent as provided in (a) or (b) above) to, the intended recipient at the facsimile number set forth below:

If to DGT or the Seller:

DGT Holdings Corp.
c/o Steel Partners Holdings L.P
590 Madison Avenue, 32nd Floor
New York, New York 10022
Attention: John J. Quicke
Facsimile: (212) 520-2301

With a copy to:

Olshan Grundman Frome Rosenzweig & Wolosky LLP
65 East 55th Street
New York, New York 10022
Attention: Jeffrey Spindler, Esq.
Facsimile: (212) 451-2222

If to the Purchaser:

Ultra Electronics Defense, Inc.
7625 Omnitech Place
Victor, NY 14564-9795
Attention: Paul E. Fardellone
Facsimile: (585) 924-5732

With a copy to:

Kaye Scholer LLP
425 Park Avenue
New York, New York 10022
Attention: Nancy Fuchs
Facsimile: (212) 836-8689

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient.  Any Party may change the address and/or facsimile number to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

9.8           Governing Law; Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.  The Parties irrevocably agree that any legal action or proceeding arising out of or in connection with this Agreement may be brought in any of the state courts of the State of New York located within the County of New York or in the federal court of the United States of America located in the Southern District of the State of New York and each Party agrees not to assert, by way of motion, as a defense, or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and hereby agrees not to challenge such jurisdiction or venue by reason of any offsets or counterclaims in any such action, suit or proceeding.

9.9           Amendments and Waivers.  No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties.  No waiver by either Party of any inaccuracy in or breach of any representation or warranty hereunder, or of any breach of any covenant hereunder shall be deemed to extend to any prior or subsequent inaccuracy in or breach of any representation or warranty hereunder, or of any breach of any covenant hereunder, or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

9.10           Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

9.11           Expenses.  Each of the Parties will bear its own costs and expenses (including legal fees and expenses), incurred in connection with this Agreement and the Contemplated Transactions.

9.12           Interpretation.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any of the provisions of this Agreement.

9.13           Incorporation of Exhibits and Schedules.  The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

ULTRA ELECTRONICS DEFENSE, INC

By:	/s/ Paul E. Fardellone
	Name:	Paul E. Fardellone
	Title:	President

RFI CORPORATION

By:	/s/ Mark A. Zorko
	Name:	Mark A. Zorko
	Title:	CFO

DGT HOLDINGS CORP.

By:	/s/ Mark A. Zorko
	Name:	Mark A. Zorko
	Title:	CFO